Exhibit 10.52

Execution Version

STRICTLY CONFIDENTIAL

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

ASSET PURCHASE AGREEMENT

by and among

FOREST LABORATORIES, LLC,

FOREST LABORATORIES CANADA INC., and

FOREST LABORATORIES HOLDINGS LIMITED

as Sellers,

ACTAVIS PLC,

and

ASTRAZENECA UK LIMITED,

as Purchaser

Dated as of February 4, 2015

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TABLE OF CONTENTS

Schedules and Exhibits

Seller Disclosure Letter

Exhibit A	Form of Aclidinium Novation and Consent Agreement
Exhibit B	Form of Aclidinium US Termination Agreement
Exhibit C	Form of Assignment Agreement
Exhibit D	Form of Bill of Sale
Exhibit E	Form of Domain Name Assignment
Exhibit F	Form of Patent Assignment
Exhibit G	Form of Purchaser FDA Transfer Letters
Exhibit H	Form of Seller FDA Transfer Letters
Exhibit I	Form of Supply Agreements
Exhibit J	Form of Trademark Assignment
Exhibit K	Form of Transition Services Agreement
Exhibit L	Product Obligations and Reporting
Exhibit M	Certain Matters
Exhibit N	Aclidinium Canada Matters

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ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), is made as of February 4, 2015, by and among Forest Laboratories, LLC, a Delaware limited liability company and successor-in-interest to Forest Laboratories, Inc. (“Forest”), Forest Laboratories Holdings Limited, a corporation organized under the Laws of Ireland (“FLH”) and Forest Laboratories Canada Inc., a corporation organized under the Laws of Canada (collectively, with Forest and FLH, the “Sellers”, and each, a “Seller”), AstraZeneca UK Limited, a private limited company registered in England and Wales (“Purchaser”), and, solely with respect to Articles 10 and 11, Actavis plc, a public limited company organized under the laws of Ireland (“Seller Parent”). Each of the Sellers and Purchaser, and solely for purposes of Article 10 and 11, Seller Parent, may be referred to, individually, as a “Party” or, collectively, as the “Parties.”

WHEREAS, the Sellers and/or their respective Affiliates own, license or otherwise hold the rights to develop, promote, market, distribute and/or sell the Products (as defined below) and are engaged in the Exploitation (as defined below) of the Products in the Territory (such rights, the “Product Business”);

WHEREAS, on October 31, 2014, Almirall S.A. and Purchaser completed a strategic transaction in which Almirall S.A. transferred the rights to its respiratory franchise to Purchaser;

WHEREAS, prior to or concurrent with the execution of this Agreement, (i) the Sellers, Purchaser and Almirall S.A., or one or more of their respective Affiliates, have entered into an agreement pursuant to which they have agreed to, among other things, novate and assign the Aclidinium US Agreements from Almirall S.A. to Purchaser or one of its Affiliates, in the form of Exhibit A (the “Aclidinium Novation and Consent Agreement”); and (ii) the Sellers, Purchaser, or one or more of their respective Affiliates, have entered into a letter agreement addressing certain consents and waivers between the parties thereto (the “Letter Agreement”); and

WHEREAS, the Sellers desire to sell, assign or otherwise transfer and/or cause their respective Affiliates to sell, assign, or otherwise transfer, and Purchaser desires to purchase and accept, the Acquired Assets (as defined below), subject to the terms and conditions described in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the Parties, intending to be legally bound hereby, do agree as follows:

ARTICLE 1

DEFINITIONS AND CONSTRUCTION

1.1 Definitions. For purposes of this Agreement, the following terms shall have the meanings designated to them under this Article 1, unless otherwise specifically indicated:

“Accounts Receivable” shall mean all accounts receivable, notes receivable and other indebtedness due and owed by any Third Party to any of the Sellers or their respective Affiliates arising from, or held in connection with, the sale or distribution of the Products by or on behalf of the Sellers or any of their respective Affiliates prior to the Closing.

“Aclidinium Agreements” shall mean the Aclidinium Canada Agreement and the Aclidinium US Agreements.

“Aclidinium Canada Agreement” shall mean the Co-Promotion Agreement, dated August 9, 2012, by and between Purchaser (as successor by assignment to Almirall, S.A.) and Forest Laboratories Canada Inc.

“Aclidinium Novation and Consent Agreement” shall have the meaning set forth in the Recitals.

“Aclidinium Products” shall mean the products Exploited by the Sellers or their respective Affiliates pursuant to the Aclidinium Agreements, including Tudorza Pressair and the Development Product, and the ICS Combination Product referred to in the Aclidinium Agreements.

“Aclidinium US Agreements” shall mean, collectively, (a) the License, Development, Commercialization and Cooperation Agreement dated as of April 7, 2006, by and between Almirall S.A. (formerly known as Almirall Prodesfarma, S.A. and Laboratorios Almirall, S.A.), acting in its own name and on behalf of its Affiliates (“Almirall”), and Forest Laboratories Holdings Limited, acting in its own name and on behalf of its Affiliates; (b) the Technical Agreement dated January 16, 2012 between Almirall and Forest Laboratories Holdings Limited; and (c) all amendments, supplements, agreements, documents or instruments identified as Aclidinium US Agreements as set forth on Schedule 1.1(a) of the Seller Disclosure Letter.

“Aclidinium US Termination Agreement” shall mean the Termination Agreement to be entered into between Purchaser and the Sellers or one or more of their respective Affiliates on the Closing Date, in substantially the form of Exhibit B.

“Acquired Assets” shall have the meaning set forth in Section 2.1.

“Acquired Business” shall have the meaning set forth in Section 6.20(a).

“Acquired Contracts” shall mean the (a)(i) Contracts exclusively related to any Product and (ii) Contracts exclusively related to any Acquired Intellectual Property Rights, including, in each case ((i) and (ii)), those Contracts listed on Schedule 1.1(b) of the Seller Disclosure Letter, and (b) any confidentiality or similar agreement entered into between the Sellers or any of their respective Affiliates or Representatives, on the one hand, and any Third Party with respect to any potential Competing Transaction, on the other hand. For the avoidance of doubt, the Acquired Contracts shall not include the Aclidinium Agreements or the Excluded Contracts; provided, that to the extent any Contract that constitutes an Acquired Contract hereunder has not been made available to Purchaser or its advisers in connection with the transactions contemplated hereby, Purchaser shall have a period of ten (10) Business Days following the date hereof (or, if later, the tenth (10th) Business Day following the date on which such Contract is made available to Purchaser or such advisors) to determine whether such Contract will be an Acquired Contract or an Excluded Contract.

“Acquired Equipment” shall mean the backup filling line equipment owned by Forest Laboratories Ireland Ltd. and used or held for use in the Manufacture of Tudorza Pressair, as described on Schedule 1.1(c).

“Acquired Intellectual Property Rights” shall mean all Intellectual Property used exclusively in or relating exclusively to the Exploitation of any of the Products and that is owned by any of the Sellers or any of their respective Affiliates, including that listed on Schedule 1.1(d) of the Seller Disclosure Letter.

“Acquired Inventory” shall mean (a) all finished goods inventory (including samples) of the Products labeled for commercial sale in an amount equal to the lesser of [***] supply (based on the Sellers’ forecast set forth on Schedule 1.1(e), which shall be consistent with past practice) and the amount in the possession or control of, or otherwise held by or on behalf of, any of the Sellers or their respective Affiliates as of the Closing, (b) all bulk tablets of Daliresp, whether or not packaged, and (c) all inventory of clinical supplies of Product and placebos for use in the RESPOND Study and the ASCEND Study, in the case of (b) and (c), in the possession or control of, or otherwise held by or on behalf of, any of the Sellers and/or their respective Affiliates as of the Closing. For the avoidance of doubt, all finished goods inventory that is not Acquired Inventory shall be an Excluded Asset hereunder.

“Acquired Marketing Records” shall mean all Marketing Records exclusively related to the Exploitation (other than the Supply Chain Actions) of any Product, in each case, that are in any of the Sellers’ or any of their respective Affiliates’ possession or control (other than Contracts related to the DTC Campaigns), to the extent transferable in compliance with applicable Laws or privacy policies.

“Acquired Regulatory Approvals” shall mean all Regulatory Approvals held by any of the Sellers or their respective Affiliates exclusively with respect to any Product, including the Regulatory Approvals listed on Schedule 1.1(f) of the Seller Disclosure Letter.

“Acquired Regulatory Documentation” shall mean all Regulatory Documentation exclusively related to the Exploitation (other than the Supply Chain Actions) of any Product in the possession or control of any of the Sellers or their respective Affiliates as of the Closing.

“Action” shall mean any action, claim, suit, litigation, proceeding, arbitration, mediation, audit, hearing, investigation or dispute.

“Affiliate” shall mean, as to any specified Person, any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person. For purposes of this definition, “control,” “controlled by” or “under common control with” shall mean the possession of the power to direct or cause the direction of management and policies of such Person, whether through direct or indirect the ownership of voting securities or otherwise.

“Agreement” shall have the meaning set forth in the Preamble.

“Ancillary Agreements” shall mean, collectively, the Assignment Agreement, the Bill of Sale, the Supply Agreements, the Transition Services Agreement, the Domain Name Assignment, the Trademark Assignment, the Patent Assignment, the Pharmacovigilance Agreement, the Purchaser FDA Transfer Letters, the Seller FDA Transfer Letters and the Aclidinium US Termination Agreement.

“Apportioned Obligations” shall have the meaning set forth in Section 6.17

“ASCENT Study” shall mean the post-marketing requirement study (LAS MD-45; FDA Reference No. PMR 1903-1) to evaluate the effect of aclidinium bromide on long-term cardiovascular safety and COPD exacerbations in patients with moderate to very severe COPD (ASCENT COPD), a double-blind, randomized, placebo controlled, parallel-group study to evaluate the effect of aclidinium bromide on the cardiovascular safety and COPD exacerbations in patients with moderate to very severe COPD.

“Assignment Agreement” shall mean one or more agreements for the assignment to Purchaser or one or more of Purchaser’s Affiliates of any of the Sellers’ and/or their respective Affiliates’ rights in, to and under the Acquired Contracts and the other intangible Acquired Assets, and the assumption by Purchaser or any of its applicable Affiliates of the Assumed Liabilities, to be entered into between one or more of the Sellers or their respective Affiliates, as applicable, and Purchaser or one or more of Purchaser’s Affiliates on the Closing Date, in substantially the form of Exhibit C.

“Assumed Liabilities” shall have the meaning set forth in Section 2.3.

“Bill of Sale” shall mean one or more bills of sale for the conveyance of the tangible Acquired Assets, to be entered into between one or more of the Sellers or their respective Affiliates, as applicable, and Purchaser or one or more of Purchaser’s Affiliates on the Closing Date, in substantially the form of Exhibit D.

“Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to remain closed in New York, New York.

“Calendar Quarter” shall have the meaning set forth in Exhibit L.

“Calendar year” shall mean each successive period of twelve (12) calendar months commencing on January 1 and ending on December 31, except that the first Calendar year of this Agreement shall commence on the Closing Date and end on December 31 of the year in which the Closing Date occurs.

“cGCP” shall mean the ethical, scientific, and quality standards required by the FDA for designing, conducting, recording, and reporting human clinical trials, as set forth in FDA regulations in 21 C.F.R. Parts 50, 54, 56, and 312, or as otherwise required by applicable Law.

“cGLP” shall mean the legal, scientific, and quality standards required by the FDA for designing, conducting, recording, and reporting nonclinical studies intended to support applications for research or marketing permits, as set forth in FDA regulations in 21 C.F.R. Part 58, or as otherwise required by applicable Law.

“cGMP” shall mean the FDA’s current Good Manufacturing Practice Regulations at 21 C.F.R. Parts 210 and 211, 21 U.S.C. 351(a), and the respective counterpart requirements promulgated by Governmental Entities in countries outside the United States where the Product (or any component thereof) is or was previously Manufactured.

“Chosen Courts” shall have the meaning set forth in Section 11.7.

“Claim” shall have the meaning set forth in Section 9.5.

“Closing” shall have the meaning set forth in Section 3.2.

“Closing Date” shall have the meaning set forth in Section 3.2.

“Competing Activity” shall mean [***].

“Competing Transaction” shall mean any purchase by or sale or other disposition to a Third Party of all or any portion of the Sellers’ or their respective Affiliates’ rights to develop, promote, market, distribute or sell the Products in the Territory or the Acquired Assets (other than sales of Product inventory in the ordinary course of business).

“Competition Laws” shall mean the HSR Act and other similar Laws of any jurisdiction.

“Confidential Information” shall mean, as to a Party, (a) all information disclosed by such Party (or its Representatives or Affiliates) to the Receiving Party in connection with this Agreement, any Ancillary Agreement and the transactions contemplated hereby and thereby, including all information with respect to the Disclosing Party’s licensors, licensees or Affiliates, (b) all information disclosed to the Receiving Party by the Disclosing Party under the Confidentiality Agreement and (c) all memoranda, notes, analyses, compilations, studies and other materials prepared by or for the Receiving Party to the extent containing or reflecting the information in the preceding clause (a) or (b). Notwithstanding the foregoing, Confidential Information shall not include information that: (i) at the time of disclosure by the Disclosing Party or its Representatives, is generally available to the public or is otherwise in the public domain; (ii) becomes generally available to the public or otherwise becomes part of the public domain after disclosure by the Disclosing Party or its Representatives without breach of this Agreement by the Receiving Party or its Representatives; (iii) was in the possession of the Receiving Party or its Representatives at the time of disclosure by the Disclosing Party or its representatives and that was not, to the Receiving Party’s knowledge, subject to any obligation of confidentiality or non-use owed to the Receiving Party; (iv) was received by the Receiving Party or its Representatives from a Third Party not known by the Receiving Party to be subject to an obligation of confidentiality to the Disclosing Party with respect to such information; or (v) was independently discovered or developed by the Receiving Party or its Representatives without use of the Disclosing Party’s Confidential Information, as demonstrated by written documentation.

“Confidentiality Agreement” shall mean the confidentiality agreement as of January 25, 2015 between Purchaser and Actavis, Inc.

“Consent” shall mean any and all notices to, consents, approvals, clearances, ratifications, permissions, authorizations or waivers from Third Parties, including from any Governmental Entity.

“Contract” shall mean all written or oral agreements, contracts, subcontracts, leases or subleases (whether for real or personal property), purchase orders, covenants not to compete, confidentiality agreements, licenses, sublicenses, instruments, notes, guarantees, assignments, options and warranties to which any of the Sellers or their respective Affiliates is a party or by which any of the Sellers or their respective Affiliates or any of the Acquired Assets are bound.

“Court Order” shall mean any judgment, decision, decree, consent decree, writ, injunction, ruling or order of any Governmental Entity that is binding on any Person or its property under applicable Laws.

“Daliresp” shall mean Daliresp® (roflumilast).

“Damages” shall mean any and all damages, judgments, awards, liabilities, losses, obligations, claims of any kind or nature, fines and costs and expenses (including amounts paid in settlement, court costs and reasonable fees and expenses of attorneys, accountants, other advisors and of litigation, arbitration or other dispute resolution procedures).

“Defending Party” shall have the meaning set forth in Section 9.5.

“Development Product” shall mean the aclidinium-formoterol fixed-dose combination product.

“Disclosing Party” shall have the meaning set forth in Section 6.2(a).

“DOJ” shall mean the U.S. Department of Justice or any successor entity thereto.

“Domain Name Assignment” shall mean one or more Domain Name Assignments assigning to Purchaser or one or more of Purchaser’s Affiliates the domain names set forth on Schedule 1.1(d) of the Seller Disclosure Letter from a Seller or a Sellers’ Affiliate that is the owner thereof, substantially in the form of Exhibit E.

“DTC Campaigns” shall mean the (a) regional direct-to-consumer advertising campaign with respect to the Products launched by the Sellers in February 2015 and (b) national direct-to-consumer advertising campaign with respect to the Products planned for launch by the Sellers in 2015.

“Eligible Insurance Proceeds” shall have the meaning set forth in Section 9.3(c).

“Encumbrance” shall mean any lien, mortgage, deed of trust, right-of-way, right of setoff, assessment, security interest, pledge, lease, attachment, adverse claim, levy, charge, easement, restriction, license, hypothecation, preference, imperfection of title, right of possession, encumbrance or other similar restriction or any conditional sale Contract, title retention Contract or other Contract giving rise to any of the foregoing.

“Excluded Assets” shall have the meaning set forth in Section 2.2.

“Excluded Contracts” shall mean (a) the Contracts that are exclusively related to any Product and set forth on Schedule 1.1(g) of the Seller Disclosure Letter and (b) all Contracts related to the DTC Campaigns.

“Excluded Liabilities” shall have the meaning set forth in Section 2.4.

“Execution Date Agreements” shall mean the Aclidinium Novation and Consent Agreement, and the Letter Agreement.

“Exploitation” (and related terms such as “Exploit”) shall mean, with respect to any Product or other product, the research, development (including seeking, obtaining or maintaining Regulatory Approvals), the Supply Chain Actions, distribution, sale, licensing, outsourcing, advertising, marketing and promotion of such Product or product, as applicable.

“FDA” shall mean the U.S. Food and Drug Administration, or any successor entity thereto.

“FDCA” shall mean the U.S. Federal Food, Drug, and Cosmetic Act, as amended.

“FTC” shall mean the U.S. Federal Trade Commission or any successor entity thereto.

“Fundamental Representations” shall mean, with respect to Sellers, the representations in Sections 4.1, 4.2(a), 4.2(b), 4.4(a), 4.4(d), 4.5(e) and 4.12 and, with respect to Purchaser, the representations in Sections 5.1, 5.2(a), 5.2(b) and 5.4.

“GAAP” shall mean U.S. generally accepted accounting principles.

“General Survival Period” shall have the meaning set forth in Section 9.1(a).

“Governmental Entity” shall mean any national, supranational, international, federal, state, local, provincial or other governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body of competent jurisdiction.

“Health Care Reform Fees” or “HCR Fees” shall mean the fees described in Section 9008 of the Patient Protection and Affordable Care Act, Pub. L. No. 111-148, as amended by Section 1404 of the Health Care and Education Reconciliation Act of 2010, Pub. L. No. 111-152.

“HSR Act” shall mean the U.S. Hart Scott Rodino Antitrust Improvements Act of 1976, as amended.

“IFRS” shall mean International Financial Reporting Standards.

“IND” shall mean an Investigational New Drug Application filed with the FDA pursuant to 21 C.F.R. part 312, or the equivalent application or filing filed with any equivalent agency or Governmental Entity outside the United States necessary to commence and conduct human clinical trials in such jurisdiction.

“Indemnification Cap” shall have the meaning set forth in Section 9.3(a).

“Indemnified Parties” shall have the meaning set forth in Section 9.2(b).

“Indemnifying Party” shall have the meaning set forth in Section 9.5.

“Independent Accountant” shall mean an independent internationally recognized accounting firm mutually agreed upon by the Sellers and Purchaser.

“In-Licensed Intellectual Property” shall mean any Third Party Intellectual Property used exclusively in or relating exclusively to the Exploitation of any of the Products and that is licensed or sublicensed to any of the Sellers or their respective Affiliates.

“Intellectual Property” shall mean all U.S. or foreign intellectual property rights of any kind or nature, including all: (a) patents and patent applications (and any patents that issue as a result of those patent applications) and any renewals, reissues, reexaminations, extensions, continuations, continuations-in-part, divisions, certificates of invention and substitutions relating to any of the patents and patent applications (“Patents”); (b) trademarks, service marks, trade dress, logos, slogans, brand names, trade names, corporate names, whether registered or unregistered together with any registrations and applications for registration thereof and all goodwill connected with or symbolized by any of the foregoing, (c) URL and domain name registrations ((b) and (c), collectively, (“Trademarks”); (d) social media handles and other similar social media identifiers; (e) copyrights and rights under copyright, whether registered or unregistered (“Copyrights”); (f) proprietary information and know-how meeting the definition of a trade secret under the Uniform Trade Secrets Act or other applicable Law (“Trade Secrets”); and (g) Know-How.

“Know-How” shall mean existing and available technical information, know-how and data, including inventions (whether patentable or not), improvements, technology, processes, processing methods, manufacturing techniques, and all proprietary or confidential information, discoveries, and formulae, including all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical, safety, quality control, preclinical and clinical data.

“Labeling” shall mean, with respect to a Product, such Product’s label, packaging and package inserts accompanying such Product, and any other written, printed, or graphic materials accompanying such Product, including patient instructions or patient indication guides.

“Law” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, Court Order, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Letter Agreement” shall have the meaning set forth in the Recitals.

“Liability” shall mean, with respect to any Person, any direct or indirect liability, indebtedness, obligation (including obligations relating to research, clinical studies, clinical trials and post-marketing commitment studies regarding the Products) commitment, expense, claim, deficiency, guaranty or endorsement of or by such Person of any type, whether accrued, absolute, contingent, matured, unmatured, liquidated, unliquidated, known or unknown.

“Licensed Names” shall mean the corporate trademarks, corporate trade names, corporate names, corporate trade dress and corporate logos that any of the Sellers or their respective Affiliates own and have the right to license in connection with a Product or the Product Business as of the date hereof, but that are not used exclusively in connection with a Product or the Product Business, including those set forth on Schedule 1.1(h) of the Seller Disclosure Letter that, as of the Closing, are used in the labels, packaging, advertising, marketing, sales and promotional materials for any Product.

“Licensed Patents” shall have the meaning set forth in Section 4.5(a).

“Limited License Period” shall have the meaning set forth in Section 6.9(a).

“Manufacture” and “Manufacturing” shall mean all activities related to the production, manufacture, processing, filling, finishing, packaging, labeling, and shipping and holding (prior to distribution) of the Products or any intermediate thereof, including process development, process qualification and validation, scale-up, pre-clinical, clinical and commercial manufacture and analytic development, product characterization, stability testing, quality assurance and quality control.

“Marketing Records” shall mean all product labeling; product informational letters; advertising, marketing, market research, sales and promotional materials, pricing lists, consulting deliverables, call center scripts, materials and plans related to media, training (including any related outlines and quizzes/answers, if any), trade shows (including displays); post-marketing clinical data; and other related literature, catalogs, publications, videos and materials, including customer lists.

“Material Adverse Effect” shall mean any event, occurrence, effect, matter, change, development, condition or state of facts (“Effect”) that, either alone or considered together with all other Effects, is or would reasonably be expected to (x) be materially adverse to the Product Business and the Acquired Assets, taken together as a whole or (y) prevent or materially delay the consummation by the Sellers of the transactions contemplated by this Agreement; provided, however, that, in determining whether a Material Adverse Effect has occurred pursuant to the preceding clause (x), there shall be excluded from this definition any Effect to the extent that it results from (a) changes or conditions affecting the respiratory treatment industry or the economy in the Territory, (b) any generally applicable change in Law or in GAAP, or in the interpretation of any of the foregoing, (c) conditions arising out of acts of terrorism, war conditions or other force majeure events and (d) the announcement or pendency of the transactions contemplated by this Agreement or any action expressly required to be taken by any of the Sellers pursuant to the terms of this Agreement or any action taken by any of the Sellers with Purchaser’s written consent (provided, that in such case the applicable Seller has provided timely written notice to Purchaser that withholding such consent would result in a Material Adverse Effect), so long as any such Effect described in clauses (a), (b) or (c) does not disproportionately adversely affect the Product Business and the Acquired Assets, taken together as a whole, as compared to other Persons engaged in the sale of products similar to the Products in the Territory (in which case the incremental disproportionate effect or effects may be taken into account in determining whether a Material Adverse Effect has occurred).

[***]

“NDC” shall mean the “National Drug Code” registered by a company with the FDA with respect to a pharmaceutical product.

“Net Sales” shall mean [***].

“Net Sales Cap” shall mean [***].

“Net Sales Period” shall mean (i) the initial period beginning on [***] and ending at [***] (the “Initial Net Sales Period”) and (ii) calendar years [***] through and including [***].

“Net Sales Royalty” shall have the meaning set forth in Section 3.7(a).

“Net Sales Statement” shall have the meaning set forth in Section 3.7(a).

“Net Sales Threshold” shall mean the following amounts:

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“Nonassigned Asset” shall have the meaning set forth in Section 6.4.

“Non-Competition Party” shall have the meaning set forth in Section 6.20(a).

“Non-Defending Party” shall have the meaning set forth in Section 9.5.

“Obligations” shall have the meaning set forth in Section 10.2(b).

“Organizational Documents” shall mean, as to any Person, its certificate of incorporation and by-laws, its certificate of formation and limited liability company agreement, or any equivalent documents under the Law of such Person’s jurisdiction of organization.

“Owned Registered IP” shall have the meaning set forth in Section 4.5(a).

“Party” or “Parties” shall have the meaning set forth in the Preamble.

“Patent Assignment” shall mean the Patent Assignment assigning to Purchaser the Patents included in the Acquired Intellectual Property Rights, including United States patent applications (a) 13/733,187 (ROFLUMILAST COMPOSITIONS FOR THE TREATMENT OF COPD); (b) 61/582,564 (ROFLUMILAST COMPOSITIONS FOR THE TREATMENT OF COPD) and (c) such other Patents set forth on Schedule 1.1(d) of the Seller Disclosure Letter, to be entered into by Forest Laboratories Holdings Limited or such other Seller or Affiliate of the Sellers that is the owner thereof, substantially in the form of Exhibit F attached hereto.

[***]

“Permits” shall mean all certifications (including those of standards-setting organizations), licenses, permits, franchises, approvals, authorizations, exemptions, notices to, consents or orders of, or filings with, any trade association, any standards-setting organization, or any Governmental Entity, necessary for the ownership or use of the Acquired Assets or the conduct of the Product Business.

“Permitted Encumbrance” shall mean (a) statutory liens arising out of operation of Law with respect to a Liability incurred in the ordinary course of business which is not yet due, payable or delinquent, (b) with respect to the Acquired Assets, liens that, individually or in the aggregate, do not detract from the value other than in a deminimis manner, or interfere with the current use, of the asset property or right subject to the lien, (c) liens for current Taxes, assessments and governmental charges not yet due, payable, or delinquent, (d) with respect to the Acquired Contracts, the express terms and conditions set forth in the Acquired Contracts, (e) Encumbrances arising out of or imposed pursuant to Laws applicable to the pharmaceutical industry in the Territory or by any Governmental Entity with jurisdiction over the regulation of pharmaceutical products in the Territory and (f) Encumbrances that will be discharged prior to Closing.

“Person” shall mean any person or entity, whether an individual, trustee, corporation, limited liability company, general partnership, limited partnership, trust, unincorporated organization, business association, firm, joint venture, executor, administrator or other legal personal representative, or any other legal entity, including a Governmental Entity.

“Pharmacovigilance Agreement” shall have the meaning set forth in Section 6.21.

“Post-Closing Tax Period” shall have the meaning set forth in Section 6.17

“Pre-Closing Period” shall have the meaning set forth in Section 6.1.

“Pre-Closing Tax Period” shall have the meaning set forth in Section 6.17.

“Product Business” shall have the meaning set forth in the Recitals.

“Product Specifications” shall mean the quality specifications for the Manufacture, release and final testing of a Product and its components.

“Products” shall mean (i) the Aclidinium Products including Tudorza Pressair and (ii) the Roflumilast Products including Daliresp, and in each case, with respect to the foregoing, (a) any line extensions, new dosage forms, new presentations, new dosage strengths, new routes of administration and formulations thereof, and (b) any back-ups, improvements or next generation products thereof, including any product containing any metabolite, salt, variant, derivative, analog or pro-drug (including ester pro-drug form) of aclidinium bromide or roflumilast.

“Purchase Price” shall have the meaning set forth in Section 3.1.

“Purchaser” shall have the meaning set forth in the Preamble.

“Purchaser Confidential Information” shall have the meaning set forth in Section 6.2(c).

“Purchaser FDA Transfer Letters” means letters from Purchaser or its Affiliates to the FDA assuming responsibility for the Acquired Regulatory Approvals from one or more of the Sellers or their respective Affiliates, as applicable, in substantially the form of Exhibit G.

“Purchaser Indemnified Parties” shall have the meaning set forth in Section 9.2(a).

“Purchaser Permitted Purpose” shall have the meaning set forth in Section 6.2(d).

“Qualifying Loss” shall mean $[***].

“Receiving Party” shall have the meaning set forth in Section 6.2(a).

“Regulatory Approval” shall mean (a) any approval by the FDA of any “new drug application” or “premarket approval application” (as such terms are used under the FDCA) with respect to a product, (b) any INDs with respect to a product, and (c) any other approval, license, registration, authorization or decision of or by a Governmental Entity necessary to lawfully Exploit (other than to the Supply Chain Actions) a product, in each case ((a), (b) and (c)), together with approval of any subsequent submissions, supplements or amendments thereto or any applications therefor.

“Regulatory Documentation” shall mean original documents or, to the extent original documents are not reasonably available, copies thereof, in any format, of all Regulatory Approvals, Product Specifications and correspondence with any Governmental Entity (including minutes and official contact reports relating to any communications with any Governmental Entity) exclusively related to any product, including research files, raw data, expert reports, research lab notes, regulatory applications, formulation data, any other data (including clinical and pre-clinical data), submissions and filings in connection with the foregoing, and, to the extent related to the Territory, relevant supporting documents including all regulatory drug lists, materials submitted to the FDA under FDA Form 2253 and final versions of advertising and promotion materials (to the extent not included in the Marketing Records) and adverse drug experience reports (periodic and expedited).

“Representatives” shall have the meaning set forth in Section 6.2(a).

“RESPOND Study” shall mean the post-marketing commitment study (ROF-MD-07; FDA Reference No. PMC 1738-1) for roflumilast in Chronic Obstructive Pulmonary Disease (COPD) patients treated with fixed dose combinations of long-acting ß2-agonist (LABA) and Inhaled Corticosteroid (ICS), a 52-week, double-blind, randomized, placebo-controlled, parallel-group study to evaluate the effect of roflumilast 500 µg on exacerbation rate in subjects with Chronic Obstructive Pulmonary Disease (COPD) treated with a fixed-dose combination of Long-Acting Beta Agonist and Inhaled Corticosteroid (LABA/ICS).

“Roflumilast Agreements” shall mean the Collaboration and Distribution Agreement dated August 7, 2009 between Nycomed GmbH and Forest Laboratories Holdings Limited (the “Takeda License”) and all amendments, supplements, agreements, documents or instruments identified as Roflumilast Agreements as set forth on Schedule 1.1(a) of the Seller Disclosure Letter.

“Roflumilast Products” shall mean the products Exploited by the Sellers or their respective Affiliates pursuant to the Roflumilast Agreements, including Daliresp.

“Royalty Products” shall mean [***].

“Seller” or “Sellers” shall have the meaning set forth in the Preamble.

“Seller Confidential Information” shall have the meaning set forth in Section 6.2(d).

“Seller Disclosure Letter” shall have the meaning set forth in Article 4.

“Seller FDA Transfer Letters” means letters from one or more of the Sellers or their respective Affiliates, as applicable, to the FDA, transferring the rights to the Acquired Regulatory Approvals to Purchaser or its Affiliates, in substantially the form of Exhibit H.

“Seller Indemnified Parties” shall have the meaning set forth in Section 9.2(b).

“Seller Licensed IP Rights” shall mean, other than the Seller Names, any and all Intellectual Property rights in the Territory or, with respect to the research, development or Manufacture of Products, outside of the Territory (as applicable), that (a) are owned or otherwise controlled, and licensable or sublicensable to a Third Party by any of the Sellers and/or their respective Affiliates immediately after the Closing and (b) are used in the Exploitation of any Product, as of the date hereof or during the period between the date hereof and the Closing Date.

“Seller Names” shall mean any Trademarks that any of the Sellers or their respective Affiliates own or have the right to use and license (other than pursuant to the Acquired Contracts) other than any Trademarks specifically included in the Acquired Intellectual Property Rights.

“Seller Parent” shall have the meaning set forth in the Preamble.

“Seller Permitted Purpose” shall have the meaning set forth in Section 6.2(c).

“Supply Agreement” shall mean, subject to Section 6.21, one or more Supply Agreements, in substantially the form attached as Exhibit I.

“Supply Chain Actions” shall mean, with respect to any product, the Manufacture, import or export of such product.

“Supply Provider” shall have the meaning set forth in Section 6.18.

“Supply Recipient” shall have the meaning set forth in Section 6.18.

“Taxes” shall mean any federal, state, local or foreign income, gross receipts, branch profits, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or other similar tax, including any interest, penalty or addition thereto.

“Tax Return” shall mean any report, declaration, return, information return, claim for refund, document or statement relating to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Termination Date” shall have the meaning set forth in Section 8.1(a)(v).

“Territory” shall mean the United States of America including its territories and possessions, and, with respect to the Aclidinium Products and the portion of the Product Business relating to the Aclidinium Products, Canada.

“Third Party” shall mean any Person other than the Parties or their respective Affiliates and permitted successors and assigns.

“Third Party Claim” shall have the meaning set forth in Section 9.5.

“Trademark Assignment” shall mean one or more Trademark Assignments assigning to Purchaser the trademarks and services marks set forth on Schedule 1.1(d) of the Seller Disclosure Letter, from a Seller or a Sellers’ Affiliate that is the owner thereof, substantially in the form of Exhibit J.

“Transfer Taxes” shall mean all sales, use, value added, stamp, registration, filing, transfer or similar taxes, together with interest, penalties and additions thereto, but not including taxes on net income or gain or VAT.

“Transition Quarter” shall have the meaning set forth in Exhibit L.

“Transition Services Agreement” shall mean, subject to Section 6.21, that certain Transition Services Agreement, in substantially the form attached as Exhibit K.

“Tudorza Pressair” shall mean Tudorza® Pressair TM (aclidinium bromide inhalation powder).

“VAT” shall mean any value-added or similar tax (including, for the avoidance of doubt, any goods and services tax or harmonized sales tax) incurred in connection with this Agreement and the transactions contemplated hereby.

1.2 Interpretation Provisions.

(a) The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(b) The terms “include” and “including,” and variations thereof, are not limiting but rather shall be deemed to be followed by the words “without limitation.”

(c) References to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(d) The captions and headings of this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.

(e) Whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(f) The Parties participated jointly in the negotiation and drafting of this Agreement and the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent. If an ambiguity or question of intent or interpretation arises, then this Agreement will accordingly be construed as drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party to this Agreement by virtue of the authorship of any of the provisions of this Agreement.

(g) The Schedules and Exhibits to this Agreement are a material part hereof and shall be treated as if fully incorporated into the body of this Agreement.

(h) References to “written” or “in writing” include in electronic form.

(i) “Extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”. “Or” means “and/or” unless the context requires otherwise.

(j) References to monetary amounts are denominated in United States Dollars.

(k) References to “made available” means, with respect to any document, that such document was (i) accessible by Purchaser and its Representatives in the Project Ryder electronic data room maintained by or on behalf of Sellers at least twenty-four (24) hours prior to the date hereof or (ii) delivered to Purchaser or its Representatives by any of the Sellers or their respective Affiliates or Representatives at least twenty-four (24) hours prior to the date hereof.

(l) The phrase “to the Sellers’ knowledge” or “knowledge of the Sellers” (or similar phrases) shall mean the actual knowledge of the individuals listed on Schedule 1.2(l) of the Seller Disclosure Letter, after due inquiry by such individuals of other personnel of Sellers’ in their respective functional areas.

1.3 Performance of Obligations by Affiliates. Any obligation of a Party under or pursuant to this Agreement may be satisfied, met or fulfilled, in whole or in part, at such Party’s sole and exclusive option, either by such Party directly, or by any Affiliate of such Party that such Party causes to satisfy, meet or fulfill such obligation, in whole or in part. Notwithstanding the foregoing, this Section 1.3 shall not be construed to relieve any Party from any of its obligations under this Agreement. Purchaser shall be entitled to rely on performance or notice given by any Seller or any Affiliate of any Seller with respect to the Sellers’ obligations hereunder, as performance or notice by all Sellers hereunder.

ARTICLE 2

PURCHASE AND SALE

2.1 Purchase and Sale of Acquired Assets. Subject to the terms and conditions set forth in this Agreement, at and effective as of the Closing, each of the Sellers shall, and/or shall cause its Affiliates to, sell, convey, assign, transfer and deliver to Purchaser or its Affiliates, and Purchaser shall, or shall cause its Affiliates to, purchase and accept, all of such Seller’s and/or its Affiliate’s rights, title and interest in and to the Acquired Assets, free and clear of all Encumbrances, other than Permitted Encumbrances (other than Encumbrances referred to in clause (f) of the definition of Permitted Encumbrances). As used in this Agreement, “Acquired Assets” shall mean:

(a) the Acquired Regulatory Approvals;

(b) the Acquired Contracts;

(c) the Acquired Intellectual Property Rights;

(d) the Acquired Inventory;

(e) the Acquired Equipment;

(f) the Acquired Marketing Records and Acquired Regulatory Documentation, but excluding any attorney work product, attorney-client communications and other items protected by attorney-client or other legal privilege;

(g) all guaranties, warranties, indemnities, rights of contribution, rights to refunds, rights of reimbursement and other rights of recovery and similar rights that have been made by any predecessors in title, manufacturers or suppliers and other Third Parties relating to the Assumed Liabilities or the Acquired Assets (regardless of whether such rights are currently exercisable);

(h) all claims (including claims for past, present and future infringement, dilution, misappropriation or other impairment or violation of Intellectual Property rights and to receive damages, proceeds or other legal or equitable protections and remedies with respect to any of the foregoing), counterclaims, defenses, causes of action, demands, judgments, rights of recovery, rights of set-off, rights of subrogation and all other rights of any kind against any Third Party, to the extent relating to the In-Licensed Intellectual Property, any Assumed Liabilities or the Acquired Assets, regardless of whether or not such claims or causes of action have been asserted by the Sellers or any of their respective Affiliates;

(i) all rights in or with respect to the collection of any proceeds from any insurance claim (excluding any claim under any self-insured policy) submitted by any of the Sellers or their respective Affiliates for any damage to or loss of any of the tangible Acquired Assets arising out of any circumstance or event occurring or arising between the date of this Agreement and the Closing Date to the extent that such damages or losses have not been cured by the Sellers or any of their respective Affiliates; and

(j) the assets, property and/or rights listed on Schedule 2.1 of the Seller Disclosure Letter.

Purchaser acknowledges that, to the extent that Sellers and, as applicable, their Affiliates, comply with the obligations set forth in Section 11.12, the Supply Agreements (including the Technology Transfer Plans contemplated by the Supply Agreements) and the Transition Services Agreement with respect to the communication to Purchaser of the Know-How included in the Acquired Assets and related cooperation and technology transfer activities, Sellers shall have complied with their obligation hereunder to transfer such Know How to Purchaser.

2.2 Excluded Assets. The Acquired Assets shall not include, and there shall be excluded from the sale, conveyance, assignment, transfer or delivery to Purchaser hereunder, and each of the Sellers and their respective Affiliates shall retain all of their existing right, title and interest in and to, any assets, properties, rights or interests other than those specifically listed or described in Section 2.1 (all such assets, properties, rights or interests not so listed or described, collectively, the “Excluded Assets”). For the avoidance of doubt, the Excluded Assets shall include, and the Acquired Assets shall not include:

(a) any Accounts Receivable;

(b) any losses, loss carryforwards and rights to receive refunds, credits and loss carryforwards with respect to any and all Taxes of any of the Sellers or their respective Affiliates;

(c) the corporate books and records of any of the Sellers or their respective Affiliates other than the Marketing Records and Regulatory Documentation transferred pursuant to Section 2.1(e);

(d) except as provided in Section 2.1(h), any current and prior insurance policies and all rights of any nature with respect thereto;

(e) the Seller Names;

(f) the Excluded Contracts and all other Contracts of any of the Sellers or any of their respective Affiliates other than the Acquired Contracts;

(g) all tangible personal property of Sellers and their respective Affiliates other than the Acquired Inventory, Acquired Equipment and other tangible Acquired Assets;

(h) all guaranties, warranties, indemnities, rights of contribution, rights to refunds, rights of reimbursement and other rights of recovery and similar rights that have been made by any predecessors in title, manufacturers or suppliers and other Third Parties to the extent relating to the Excluded Assets; and

(i) all claims, counterclaims, defenses, causes of action, demands, judgments, rights of recovery, rights of set-off, rights of subrogation and all other rights of any kind against any Third Party, to the extent relating to any Excluded Liabilities or the Excluded Assets.

2.3 Assumed Liabilities. Subject to the terms and conditions set forth in this Agreement, at the Closing the Sellers shall, or shall cause their respective Affiliates to, assign, and Purchaser or an Affiliate of Purchaser shall assume and agree to pay or otherwise perform or discharge when due, the Assumed Liabilities. As used in this Agreement, the term “Assumed Liabilities” shall mean (i) any and all Liabilities of the Sellers or any of their respective Affiliates arising out of the use, ownership, possession or operation of the Acquired Assets by Purchaser or its Affiliates to the extent arising out of, based upon or resulting from any fact, circumstance, occurrence, act or omission occurring after the Closing, (ii) any and all Liabilities arising out of the conduct of the Product Business, in each case, by Purchaser or its Affiliates after the Closing and (iii) without limiting the foregoing, any and all of the following Liabilities, but, in each case ((i) through (iii)), excluding any Liabilities described in Section 2.4:

(a) all Liabilities of the Sellers or any of their respective Affiliates arising under the Acquired Regulatory Approvals to the extent arising out of, based upon or resulting from any fact, circumstance, occurrence, act or omission occurring or arising after the Closing;

(b) all Liabilities of the Sellers or any of their respective Affiliates arising under, or to be paid or performed under, the Aclidinium Agreements or the Acquired Contracts arising after the Closing;

(c) all Liabilities of the Sellers or any of their respective Affiliates arising out of or relating to any Action, commenced after Closing and irrespective of the legal theory asserted, arising out of or relating to (i) (A) any Exploitation of the Products by Purchaser or any of its Affiliates after the Closing, or (B) the Acquired Assets, in each case ((A) and (B)), to the extent relating to actions taken or omissions by Purchaser or any of its Affiliates after the Closing or (ii) any product liability, Patent infringement, breach of warranty or similar claim for injury to person or property to the extent the same result from the use or misuse of any Product that is sold by or on behalf of Purchaser or any of its Affiliates after the Closing (other than any such Liabilities described in this clause (ii) that arise out of or relate to any Product included in the Acquired Inventory, except to the extent that such Liabilities arise out of the handling, storage, labeling, packaging, advertising, marketing, promotion or delivery of such Product by Purchaser, its Affiliates or its or their respective employees, subcontractors or agents after the Closing);

(d) subject to Exhibit L, all Liabilities of the Sellers or any of their respective Affiliates to customers of the Product Business to the extent (i) relating to any Product sold by or on behalf of Purchaser or any of its Affiliates after the Closing or (ii) with respect to any Product sold by or on behalf of any of the Sellers or any of their respective Affiliates prior to Closing but delivered to such customers after the Closing, to the extent arising out of any damage or defect to the Product caused by the handling, storage or delivery of such Product by Purchaser, its Affiliates or its or their respective employees, subcontractors or agents after the Closing;

(e) subject to Exhibit L, all Liabilities of the Sellers or any of their respective Affiliates to the extent arising out of or relating to the recall or market withdrawal of any Product or post-sale warning in respect of any Product sold by or on behalf of Purchaser or any of its Affiliates after the Closing; and

(f) subject to Exhibit L, all Liabilities of the Sellers or any of their respective Affiliates arising out of or relating to the return of any Product, including all Liabilities for any credits, rebates, refunds or other amounts payable in respect of any returned Product, to the extent such Product is sold by or on behalf of Purchaser or any of its Affiliates after the Closing.

2.4 Excluded Liabilities. Except for the Assumed Liabilities, Purchaser shall not assume, nor become responsible for, and Sellers or their respective Affiliates shall retain and be responsible for and shall pay, perform and discharge when due, any Liability of any of the Sellers or their respective Affiliates, including Liabilities in respect of or relating to the Product Business or the Acquired Assets (collectively, the “Excluded Liabilities”). Notwithstanding anything in this Agreement to the contrary, Excluded Liabilities shall include, and Assumed Liabilities shall not include:

(a) all Liabilities to the extent related to the Excluded Assets;

(b) all Liabilities for any amounts incurred or payable by the Sellers or their respective Affiliates under the Acquired Contracts or the Aclidinium Agreements prior to the Closing;

(c) all Liabilities relating to defaults, breaches or other actions or omissions by the Sellers or their respective Affiliates under the Acquired Contracts or the Aclidinium Agreements prior to the Closing;

(d) all Liabilities arising out of or relating to any Action, regardless of when commenced or made and irrespective of the legal theory asserted, arising out of or relating to (i) any Exploitation by or on behalf of the Sellers or any of their respective Affiliates of the Products prior to the Closing (except to the extent arising out of the handling, storage, labeling, packaging, advertising, marketing, promotion or delivery of such Product by Purchaser, its Affiliates or its or their respective employees, subcontractors or agents after the Closing), (ii) the Acquired Assets, to the extent relating to actions taken or omissions by the Sellers or any of their respective Affiliates or its or their respective employees, subcontractors or agents prior to the Closing or (iii) any product liability, Patent infringement, breach of warranty or similar claim for injury to person or property to the extent the same result from the use or misuse of any Product that (A) is sold by or on behalf of the Sellers or any of their respective Affiliates prior to the Closing or (B) is included in the Acquired Inventory and sold by or on behalf of Purchaser or any of its Affiliates after the Closing (other than any such Liabilities described in this clause (B) to the extent arising out of the handling, storage, labeling, packaging, advertising, marketing, promotion or delivery of such Product by Purchaser, its Affiliates or its or their respective employees, subcontractors or agents after the Closing);

(e) subject to Exhibit L, all Liabilities to customers to the extent relating to any Product sold by or on behalf of the Sellers or any of their respective Affiliates prior to Closing (other than Liabilities described in clause (ii) of Section 2.3(d));

(f) all Liabilities to suppliers or other Third Parties for materials and services for use in connection with Products sold by or on behalf of the Sellers or any of their respective Affiliates prior to the Closing;

(g) subject to Exhibit L, all Liabilities arising out of or relating to the recall or market withdrawal of any Product or post-sale warning in respect of any Product sold by or on behalf of any of the Sellers or their respective Affiliates prior to the Closing;

(h) subject to Exhibit L, all Liabilities arising out of or relating to the return of any Product, including all Liabilities for any credits, rebates, refunds or other amounts payable in respect of any returned Product sold by or on behalf of any of the Sellers or their respective Affiliates prior to the Closing;

(i) (i) all Liabilities related to Taxes incurred by any of the Sellers or their respective Affiliates, and (ii) all Liabilities related to Taxes with respect to any of the Acquired Assets, in respect of taxable periods, or portions thereof, ending before the Closing but, in each case (i) and (ii), not including Health Care Reform Fees, Transfer Taxes, Apportioned Obligations, or VAT, which shall be allocated between the Sellers and Purchaser pursuant to Sections 6.14, 6.16, 6.17 and 6.18;

(j) all Liabilities arising out of any failure of the Seller or any of their respective Affiliates to comply with applicable bulk sales Laws;

(k) all Liabilities arising out of or relating to the DTC Campaigns; or

(l) all Liabilities of any of the Sellers or any of their respective Affiliates under this Agreement, any Ancillary Agreement or the Execution Date Documents.

ARTICLE 3

PURCHASE PRICE; CLOSING

3.1 Purchase Price. On the terms and subject to the conditions set forth in this Agreement, in consideration of the sale of the Acquired Assets, at the Closing, in addition to the assumption of the Assumed Liabilities, Purchaser shall pay to Forest, on behalf of itself and as agent for the other Sellers, an amount in cash equal to US $600,000,000 (the “Purchase Price”).

3.2 Closing. On the terms and subject to the conditions set forth in this Agreement, the sale, conveyance, assignment, transfer and delivery of the Acquired Assets and the assumption of the Assumed Liabilities contemplated by this Agreement (collectively, the “Closing”) shall take place at the offices of Debevoise & Plimpton LLP, 919 Third Avenue, New York, New York 10022 at 10:00 A.M., New York City time, on the date that is three (3) Business Days after the satisfaction or waiver of the conditions precedent to Closing specified in Article 7 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, but subject the satisfaction or waiver of such conditions), or at such other time and place as Purchaser and the Sellers mutually agree in writing. The date on which the Closing occurs is referred to as the “Closing Date.”

3.3 Seller Closing Deliveries. At the Closing, the Sellers shall deliver, or cause to be delivered, to Purchaser (or, in the case of the Seller FDA Transfer Letters, to the applicable Governmental Entity, with a copy to Purchaser) the following:

(a) each of the Ancillary Agreements to which any of the Sellers or their respective Affiliates is a party, duly executed by one or more of the Sellers and/or their respective Affiliates, as applicable;

(b) a certificate, dated the Closing Date, signed by a duly authorized officer of Forest, certifying the fulfillment of the conditions set forth in Sections 7.2(a) and 7.2(b); and

(c) subject to Sections 6.11 and 6.12, the Acquired Assets.

3.4 Purchaser Closing Deliveries. At the Closing, Purchaser shall deliver, or cause to be delivered, to the Sellers (or, in the case of the Purchaser FDA Transfer Letters, to the applicable Governmental Entity, with a copy to the Sellers) the following:

(a) an amount equal to the Purchase Price by wire transfer of immediately available funds to a bank account or accounts designated by the Sellers at least three (3) Business Days prior to the Closing Date;

(b) each of the Ancillary Agreements to which Purchaser or its Affiliates is a party, duly executed by Purchaser or the applicable Affiliate of Purchaser; and

(c) a certificate, dated the Closing Date, signed by a duly authorized officer of Purchaser, certifying the fulfillment of the conditions set forth in Sections 7.3(a) and 7.3(b).

3.5 Tax Allocation.

(a) An allocation of the Purchase Price, the Assumed Liabilities (to the extent relevant in determining the purchase price for Tax purposes) and other relevant items shall be allocated among the Acquired Assets in accordance with the principles set forth on Schedule 3.5(a) of the Seller Disclosure Letter. The Parties agree that the transfer of the Acquired Assets constitutes a sale of the Acquired Assets for Tax purposes and that the Purchase Price, the Net Sales Royalties and Assumed Liabilities allocable to the Acquired Assets are received as purchase price in exchange for such sale.

(b) Except as required by applicable Law, the Sellers and Purchaser shall report the Tax consequences of the transactions contemplated by this Agreement (including in respect of Net Sales Royalties, if any) in a manner consistent with the principles set for in Schedule 3.5(a) of the Seller Disclosure Letter, as it may be revised from time to time, and the Tax characterization described in Section 3.5(a) and shall not take any position inconsistent therewith in preparing any Tax returns.

(c) Purchaser and the Sellers shall cooperate, as and to the extent reasonably requested by Forest (in the case of Purchaser) and Purchaser (in the case of the Sellers), and shall retain and, upon Forest’s request (in the case of Purchaser) and Purchaser’s request (in the case of the Sellers), furnish or cause to be furnished to Forest (in the case of Purchaser) and Purchaser (in the case of the Sellers), as promptly as practicable, such information and assistance relating to the Acquired Assets and the Assumed Liabilities as is reasonably necessary for the preparation and filing of any Tax Return, claim for any Tax refund or other required or optional filings relating to Tax matters, for the preparation for any Tax audit, for the preparation for any Tax protest, or for the prosecution or defense of any suit or other proceeding relating to Tax matters.

3.6 Risk of Loss. As of the Closing, title to the Acquired Assets shall be transferred to Purchaser. After the Closing, without prejudice to Purchaser’s rights under Article 9, Purchaser shall bear all risk of loss associated with the Acquired Assets and shall be solely responsible for procuring adequate insurance to protect the Acquired Assets against any such loss.

3.7 Royalties.

(a) Net Sales Royalty. If the Net Sales Threshold applicable to a Net Sales Period is achieved during such Net Sales Period, Purchaser shall pay to FLH, as additional consideration for the Acquired Assets transferred by FLH, a royalty of [***] of the lesser of (x)

the Net Sales during such Net Sales Period in excess of the applicable Net Sales Threshold, if any, and (y) the difference between the Net Sales Cap and the applicable Net Sales Threshold for such Net Sales Period (the “Net Sales Royalty”). Purchaser shall pay the Net Sales Royalty, if any, within forty-five (45) Business Days following the end of such Net Sales Period. Concurrently with the payment of any Net Sales Royalty (or, if Purchaser believes that no such payment is due in respect of a Net Sales Period, within forty-five (45) Business Days following the end of such Net Sales Period), Purchaser shall deliver to FLH a written statement of Purchaser setting forth in reasonable detail a calculation of Net Sales during the immediately preceding Net Sales Period (each, a “Net Sales Statement”).

(b) Net Sales Audit Rights.

(i) From and after delivery of a Net Sales Statement, upon reasonable advance written notice from FLH, Purchaser shall permit the Independent Accountant to have access at reasonable times during normal business hours to the books and records of Purchaser and its Affiliates as may be reasonably necessary to evaluate and verify the accuracy of the Net Sales calculations set forth in the Net Sales Statement and the figures underlying such calculations; provided, that (x) the Independent Accountant that conducts an audit pursuant to this Section 3.7 shall enter into a customary confidentiality agreement reasonably satisfactory to Purchaser with respect to the confidential information of Purchaser or its Affiliates to be furnished pursuant to this Section 3.7 which shall, among other things, provide that the Independent Accountant shall disclose only the results of the audit to the Sellers, and (y) such access does not unreasonably interfere with the conduct of the business of Purchaser or any of its Affiliates. Such audits may not be conducted more than once with respect to any single Net Sales Period and may not be conducted for any single Net Sales Period more than two (2) years after the end of such Net Sales Period. The cost of any audit, including the fees and charges of the Independent Accountant, shall be borne by the Sellers or their respective Affiliates unless the audit reveals a variance of more than [***] from the amount of Net Sales disclosed in the Net Sales Statement, in which case Purchaser shall bear the cost of the audit.

(ii) The results of any such audit shall be delivered in writing to Purchaser and to FLH and shall be final, conclusive and binding upon the Parties; provided, that the Independent Accountant shall only report whether the applicable Net Sales Statement was accurate and the amount of any discrepancy. If the audit shows that (x) Purchaser underpaid FLH in respect of any prior Net Sales Royalty, then Purchaser shall pay to FLH within ten (10) Business Days following the receipt of such audit results the aggregate amount of such shortfall or (y) Purchaser overpaid FLH in respect of any prior Net Sales Royalty, then, at Purchaser’s option, (A) Purchaser may credit the aggregate amount of such overpayment against the subsequent Net Sales Royalty payable to FLH or (B) request that FLH, and FLH shall, pay to Purchaser within ten (10) Business Days following the receipt of such audit results the aggregate amount of such overpayment.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each of the Sellers hereby makes the following representations and warranties to Purchaser, except as otherwise set forth in the written disclosure schedules attached hereto (the “Seller Disclosure Letter”); it being understood that all disclosure made in any particular schedule shall be deemed made in all other schedules in the Seller Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure applies or would apply to such other representations and warranties. The schedules in the Seller Disclosure Letter are numbered to correspond to the various Sections and subsections of this Article 4 setting forth certain exceptions to the representations and warranties contained in this Article 4 and certain other information called for by this Agreement:

4.1 Organization, Power and Standing. Each of the Sellers is a corporation or limited liability company, as applicable, duly organized or continued, validly existing and in good standing under the Laws of its jurisdiction of incorporation or formation. Each of the Sellers has the requisite corporate or limited liability company power, as applicable, and authority to own and operate the Acquired Assets and the Product Business. Each of the Sellers is duly qualified to do business and in good standing in each jurisdiction where the ownership of the Acquired Assets and operation of the Product Business requires such qualification, except where the failure to be so qualified or in such good standing would not, individually or in the aggregate, have a Material Adverse Effect.

4.2 Authority, Non-Contravention, Required Filings.

(a) Each of the Sellers and their respective Affiliates has the requisite corporate or other entity power and authority to execute and deliver this Agreement and each of the Execution Date Agreements, as applicable, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. As of the Closing, one or more of the Sellers and/or their respective Affiliates, as applicable, will have the requisite corporate or other entity power and authority to execute and deliver each Ancillary Agreement and to perform its or their obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery of this Agreement and each of the Execution Date Agreements, as applicable, by the Sellers and/or their respective Affiliates, the performance by the Sellers and their respective Affiliates, as applicable, of their obligations hereunder and thereunder and the consummation by the Sellers and their respective Affiliates, as applicable, of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of each of the Sellers and such Affiliates. As of the Closing, the execution and delivery of each Ancillary Agreement by one or more of the Sellers and/or their respective Affiliates, as applicable, the performance by such Seller or its Affiliates of its obligations thereunder and the consummation by such Seller and/or its Affiliates of the transactions contemplated thereby, will have been duly authorized by all necessary corporate or other entity action on the part of such Seller and/or such Affiliates.

(b) This Agreement and each of the Execution Date Agreements have been duly executed and delivered by the Sellers and/or their respective Affiliates, as applicable, and constitute valid and binding obligations of each such Seller and/or Affiliate, enforceable against it in accordance with their respective terms, and, as of the Closing, each Ancillary Agreement will have been duly executed and delivered by one or more of the Sellers and/or their respective Affiliates, as applicable, and will constitute a valid and binding obligation of each such Seller and/or Affiliate, enforceable against it in accordance with its terms, in each case subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting the enforcement of creditors’ rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at Law).

(c) The execution and delivery of this Agreement and each of the Execution Date Agreements by each of the Sellers and/or their respective Affiliates, as applicable, do not, and the execution and delivery of each Ancillary Agreement by one or more of the Sellers and/or their respective Affiliates, as applicable, as of the Closing, the performance by such Seller and/or such Affiliates of its obligations hereunder or thereunder, and the consummation by such Seller and/or such Affiliates of the transactions contemplated hereby or thereby will not (i) contravene or conflict with any provision of the Organizational Documents of such Seller and/or its Affiliates, (ii) subject to the Sellers’ receipt or giving of the Consents listed in Schedule 4.2(c) of the Seller Disclosure Letter constitute a breach, violate the terms, conditions or provisions of, or result in a default under, or give to any Third Party any rights of termination, amendment, acceleration or cancellation under (A) any Acquired Contract, (B) any of the Aclidinium Agreements, or (C) any Contract to which any of the Acquired Assets is subject, in each case ((A), (B) and (C)), or any right or obligation thereunder, (iii) result in the creation of any Encumbrance other than any Permitted Encumbrance upon any of the Acquired Assets, (iv) assuming compliance with the matters referred to in Section 4.2(d), violate in any respect any provision of any Law to which such Seller and/or such Affiliates or any of the Acquired Assets is subject or (v) materially conflict with, adversely alter or impair any of the Sellers’ or any of their respective Affiliates’ right in, to or under any Acquired Intellectual Property Rights or, to the Sellers’ knowledge, any In-Licensed Intellectual Property or the validity, enforceability, use, right to use, registration, right to register, ownership, priority, duration, scope or effectiveness of any of the Acquired Intellectual Property Rights or, to the Sellers’ knowledge, any of the In-Licensed Intellectual Property or otherwise trigger termination of any licensed rights in, or any additional payment obligations with respect to, any of the Acquired Intellectual Property Rights or, to the Sellers’ knowledge, any of the In-Licensed Intellectual Property, except, in the case of clause (ii) or (iv) above, for any such breaches, violations, defaults, amendments, accelerations, cancellations, terminations or other occurrences, if any, that would not, individually or in the aggregate, reasonably be expected to materially and adversely affect the Acquired Assets and the Product Business, taken together as a whole, or prevent or materially delay the ability of the Sellers to consummate the transactions contemplated by this Agreement.

(d) No Permit or Consent, waiting period expiration or termination, approval or authorization of, or designation, declaration or filing with, any Governmental Entity on the part of any of the Sellers or their respective Affiliates is required in connection with the execution or delivery by the Sellers and/or their respective Affiliates, as applicable, of this Agreement or any of the Execution Date Agreements, the execution and delivery by one or more of the Sellers and/or their respective Affiliates, as applicable, of each Ancillary Agreement as of the Closing, or the consummation of the transactions contemplated hereby or thereby other than (i) any filings and/or notices under the Competition Laws, (ii) the Seller FDA Transfer Letters, and (iii) such permits, consents, approvals, authorizations, designations, declarations or filings the absence of which would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of the Sellers to consummate the transactions contemplated by this Agreement.

4.3 Financial Information. The information set forth on Schedule 4.3 of the Seller Disclosure Letter (a) fairly presents in all material respects the annual gross sales, net sales and cost of goods sold with respect to each Product as of the dates and for the periods indicated therein, (b) has been prepared based on the Sellers’ or (to the extent applicable and made available to the Sellers) their wholesalers’ financial books and records and (c) has been derived from the books and records of the Sellers maintained in accordance with GAAP and internal controls and policies of the Sellers or their respective Affiliates, as applicable.

4.4 Title to Properties and Assets.

(a) As of the Closing, one or more of the Sellers and/or their respective Affiliates will have good and valid title to the Acquired Assets, in each case free and clear of all Encumbrances, other than Permitted Encumbrances.

(b) The Acquired Equipment is in good operating condition for the purposes for which it is currently being used or intended to be used, subject to ordinary wear and tear.

(c) The Acquired Marketing Records and Acquired Regulatory Documentation constitute all Marketing Records and Regulatory Documentation owned by the Sellers or any of their respective Affiliates, in each case, relating exclusively to the Products or the Exploitation (other than the Supply Chain Actions) of the Products. The Acquired Marketing Records and Acquired Regulatory Documentation constitute all Marketing Records and Regulatory Documentation necessary and sufficient for the Exploitation (other than the Supply Chain Actions) of the Products as they are presently being Exploited (other than the Supply Chain Actions) by the Sellers and their respective Affiliates. The In-Licensed Intellectual Property constitutes all of the Intellectual Property licensed to the Sellers or any of their respective Affiliates, in each case relating exclusively to the Products. The Acquired Intellectual Property Rights, together with the In-Licensed Intellectual Property, the licenses granted pursuant to Sections 6.8 and 6.9 and any Intellectual Property provided to Purchaser or its Affiliates under the Ancillary Agreements, constitute all Intellectual Property rights necessary and sufficient for the Exploitation of the Products as they are presently being Exploited by the Sellers and their respective Affiliates.

(d) The sale and transfer of the Acquired Assets to Purchaser or its Affiliates hereunder constitutes the sale of all or substantially all of the assets of FLH to which the Takeda License relates.

(e) None of the Sellers or any of their respective Affiliates own or license any product or product candidate (other than the Products), the Exploitation of which would constitute a Competing Activity.

4.5 Intellectual Property Rights.

(a) Schedule 4.5(a)(i) of the Seller Disclosure Letter sets forth a true and complete list as of the date hereof of all Acquired Intellectual Property Rights that have issued or registered or that are the subject of an application for registration or issuance (“Owned Registered IP”). To the Sellers’ knowledge, Schedule 4.5(a)(ii) of the Seller Disclosure Letter sets forth a true and complete list, as of the date hereof, of all licensed Patents that have issued or registered or that are the subject of an application for registration or issuance (“Licensed Patents”). Schedule 4.5(a) of the Seller Disclosure Letter lists, as applicable, with respect to the Owned Registered IP and the Licensed Patents, as applicable, (i) the registration, issuance and application numbers and dates, and, with respect to any domain names, the expiration date, (ii) the identity of the legal and record owner(s) thereof (including any co-owner(s) or joint owner(s)) and (iii) the jurisdiction. With respect to each item of Owned Registered IP and the Licensed Patents, (x) such item is subsisting and, to the Sellers’ knowledge, valid and enforceable and (y) all necessary fees due and all documents and recordations with the relevant Governmental Entity (or registrar in the case of domain names) in connection therewith have been paid and filed for the purposes of prosecuting, perfecting, maintaining and enforcing such item; provided, that the representations and warranties made in this sentence with respect to the Licensed Patents are made to the Sellers’ knowledge. Each of the Patents included in the Owned Registered IP and, to the Sellers’ knowledge, the Licensed Patents, properly identifies each inventor of the claims thereof as determined in accordance with the Laws of the jurisdiction in which such Patent is issued or pending.

(b) To the Sellers’ knowledge, the activities conducted by the Sellers or their respective Affiliates with respect to the Exploitation of the Products in the Territory as currently conducted and as conducted since [***], do not infringe upon, misappropriate or otherwise violate any Intellectual Property rights of Third Parties.

(c) Since [***], none of the Sellers or any of their respective Affiliates has received any written or, to the Sellers’ knowledge, unwritten charge, complaint, claim, demand, notice or other written or, to the Sellers’ knowledge, unwritten communication alleging that the activities conducted by the Sellers or their respective Affiliates with respect to the Exploitation of the Products in the Territory infringe upon, misappropriate or violate any Intellectual Property rights of Third Parties (including any written or, to the Sellers’ knowledge, unwritten claim that a Seller or any of its respective Affiliates must license or refrain from using any Intellectual Property rights of any Third Party).

(d) To the Sellers’ knowledge no Third Party is infringing, misappropriating or otherwise violating any Acquired Intellectual Property Rights or In-Licensed Intellectual Property in the Territory.

(e) One or more of the Sellers and/or their respective Affiliates owns (i) all right, title, and interest in and to the Acquired Intellectual Property Rights and (ii) has a valid and enforceable exclusive (to the extent the license purports to be exclusive) license to the In-Licensed Intellectual Property subject to (A) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting the enforcement of creditors’ rights generally and (B) general equitable principles (whether considered in a proceeding in equity or at Law, in each case ((i) and (ii)), free and clear of any Encumbrance, other than Permitted Encumbrances.

(f) The Acquired Intellectual Property Rights and, to the Sellers’ knowledge, the In-Licensed Intellectual Property, are not subject to any outstanding Court Order.

(g) No Action is pending or, to the Sellers’ knowledge, threatened against any of the Sellers or their respective Affiliates, or against any of the Acquired Intellectual Property Rights or, to the Sellers’ knowledge, any of the In-Licensed Intellectual Property, which (i) challenges or seeks to deny or restrict the legality, validity, enforceability, scope, duration, priority, right to use, use, right to register, registration or ownership of the Acquired Intellectual Property Rights or the In-Licensed Intellectual Property, as applicable, (ii) is based on a Paragraph IV patent certification under 21 U.S.C. 355(b)(2)(A)(IV) or 355(j)(2)(A)(vii)(IV) relative to any Patents listed in the Acquired Regulatory Approvals or the In-Licensed Intellectual Property, as applicable or (iii) challenges the right, title or interest of the Sellers or their respective Affiliates in, to or under the Acquired Intellectual Property Rights or the In-Licensed Intellectual Property.

(h) Except pursuant to an Acquired Contract or an Aclidinium Agreement, none of the Sellers or any of their respective Affiliates has agreed to indemnify any Person for or against any infringement, misappropriation or other violation of Intellectual Property of Third Parties with respect to any Product.

(i) None of the Sellers or any of their respective Affiliates has granted any licenses, sublicenses, options, interests or other rights (including covenants not to sue and immunities from suit) in or with respect to the Acquired Intellectual Property Rights or In-Licensed Intellectual Property to any Third Parties.

(j) The Sellers and their respective Affiliates have taken commercially reasonable steps to protect, preserve and maintain their rights, title and interests in and to the Acquired Intellectual Property Rights and to protect, preserve and maintain the confidentiality and security of all non-public Acquired Intellectual Property Rights and all non-public In-Licensed Intellectual Property.

(k) The Sellers obtain all of their respective rights and interests in and to the In-Licensed Intellectual Property solely through Contracts included in the Acquired Contracts and the Aclidinium Agreements. Schedule 4.5(k) of the Seller Disclosure Letter sets forth a true and complete list of all Contracts pursuant to which the Sellers and their respective Affiliates obtain any rights with respect to the In-Licensed Intellectual Property. Other than pursuant to a Contract set forth on Schedule 4.5(k) of the Seller Disclosure Letter, there are no royalties, license fees or other payment obligations of any of the Sellers or any of their Affiliates, including indemnity obligations, but excluding maintenance fees payable to Governmental Entities, with respect to the Products or any In-Licensed Intellectual Property.

(l) No Acquired Intellectual Property Rights has been developed using any funding or other resources provided by any Governmental Entity or institution of higher education.

Notwithstanding any provision in this Agreement to the contrary, Section 4.2(c)(v) and this Section 4.5 contain the sole and exclusive representations and warranties in this Agreement regarding the non-infringement, non-misappropriation and non-violation of Intellectual Property rights of Third Parties.

4.6 Acquired Contracts.

(a) Each of the Acquired Contracts represents a valid and binding obligation of one or more of the Sellers and/or its Affiliate(s) party thereto and, to the knowledge of the Sellers, each other party thereto, and is enforceable against such Seller and/or its Affiliate and, to the knowledge of the Sellers, each other party thereto, in accordance with its terms, and is in full force and effect, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting the enforcement of creditors’ rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at Law). None of the Sellers or any of their respective Affiliates is in material breach of or material default under any of the Acquired Contracts and, to the Sellers’ knowledge, no other party thereto is in material breach of or material default under any Acquired Contract, and none of the Sellers or any of their respective Affiliates have given or received written or, to the Sellers’ knowledge, unwritten notice to or from any party to an Acquired Contract relating to any such alleged breach or default. None of the Sellers or any of their respective Affiliates has received any written or, to the Sellers’ knowledge, unwritten notice that a party to any Acquired Contract intends to cancel, withdraw, modify or amend such Acquired Contract, nor have the Sellers or any of their respective Affiliates given such a written notice to a party to any Acquired Contract. True and complete copies of all Acquired Contracts (including all schedules, exhibits, appendices, amendments, modifications and waivers relating thereto) have been made available to Purchaser or its advisors with respect to the transactions contemplated by this Agreement, except (x) to the extent such Contracts have been redacted to (A) enable compliance with Laws relating to antitrust or the safeguarding of data privacy or (B) exclude commercially sensitive financial information or (y) as expressly indicated on Schedule 1.1(b) of the Disclosure Schedules. This Section 4.6(a) shall not apply to the Aclidinium Agreements.

(b) Each of the Aclidinium Agreements represents a valid and binding obligation of one or more of the Sellers and/or its Affiliate(s) party thereto, and is enforceable against such Seller and/or its Affiliate in accordance with its terms, and is in full force and effect, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting the enforcement of creditors’ rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at Law). None of the Sellers or any of their respective Affiliates is in breach of or default under any of the Aclidinium Agreements, except for any breach or default which would not, individually or in the aggregate, reasonably be expected to materially and adversely affect the Product Business and the Acquired Assets, taken together as a whole.

4.7 Compliance with Law; Permits; Regulatory Matters.

(a) Each of the Sellers and their respective Affiliates are, and since [***], have been, in compliance with all Laws applicable to the ownership and use of the Acquired Assets and the operation of the Product Business, including (i) the FDCA and any applicable Laws governing the approval, Manufacture, sale, marketing, promotion, or distribution of drugs and the purchase or prescription of or reimbursement for drugs by any Governmental Entity, private health plan or entity, or individual and (ii) all applicable Laws regulating the pharmaceutical industry, except, in each case, where the failure to so comply would not, individually or in the aggregate, reasonably be expected to materially and adversely affect the Acquired Assets and the Product Business, taken together as a whole.

(b) None of the Sellers or any of their respective Affiliates or, to the Sellers’ knowledge, any Third Party engaged by the Sellers or their respective Affiliates, has received since [***] any written or, to the Sellers’ knowledge, unwritten notice of any inspectional observation (including 483 observations) or any warning or untitled letters, in each case, from any Governmental Entity relating to any Product, and none of the Sellers or any of their respective Affiliates has received any other written or, to the Sellers’ knowledge, unwritten notices from or issued by any Governmental Entity that alleges a lack of compliance with applicable Laws of the FDA or other comparable Governmental Entity by the Sellers or their respective Affiliates relating to any Product. Since [***], none of the Sellers nor their respective Affiliates have had any Product or site at which the Products are manufactured (whether owned by the Sellers or their respective Affiliates or that of a contract manufacturer for the Products) subject to an FDA (or other comparable Governmental Entity) shutdown or import or export prohibition. The Sellers and their respective Affiliates have provided Purchaser with copies of all written communications made between the Sellers or their respective Affiliates and any Governmental Entity relating to the activities described in FDA’s August 1, 2012 letter to Dr. James Pan, Associate Director, Regulatory Affairs, Forest Laboratories, Inc.

(c) The Sellers or their respective Affiliates are the sole and exclusive owner of each of the Acquired Regulatory Approvals and have not granted any right of reference that is currently in effect with respect thereto. Each such Acquired Regulatory Approval (i) has been validly issued or acknowledged by the appropriate Governmental Entity and is in full force and effect and (ii) is transferable to Purchaser. Since [***], neither Sellers nor their respective Affiliates have received written or, to the Sellers’ knowledge, unwritten notice from any Governmental Entity that there are any circumstances currently existing that would reasonably be expected to lead to (x) any loss of or refusal to renew any Acquired Regulatory Approvals relating to a Product or (y) renewal on terms less advantageous to the Sellers or their respective Affiliates than the terms of those Acquired Regulatory Approvals currently in force.

(d) All reports, documents, claims and notices required to be filed, maintained or furnished to the FDA or any other drug regulatory agency by any of the Sellers or their respective Affiliates with respect to any Product have been so filed, maintained or furnished and were complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing), except as would not, individually or in the aggregate, reasonably be expected to materially and adversely affect the Acquired Assets and the Product Business, taken together as a whole. The Sellers or their respective Affiliates possess, and are in material compliance with, all Permits necessary to conduct the Product Business as currently conducted, except where the failure to possess or comply with any such Permit would not, individually or in the aggregate, reasonably be expected to materially and adversely affect the Product Business and the Acquired Assets, taken together as a whole.

(e) Since [***], all human clinical trials with respect to the Products conducted by the Sellers or any of their respective Affiliates or, to the knowledge of the Sellers, by any Third Party on behalf of any Seller or any of their respective Affiliates, have, in each case, been and are being conducted in all material respects in compliance with all applicable Law and protocols, including cGCP and the provisions relating to the registration and reporting of results of clinical trials contained in Section 402 of the Public Health Service Act. Neither the Sellers nor any of their respective Affiliates, nor, to the knowledge of the Sellers, any Third Party acting on behalf of the Sellers or any of their respective Affiliates, have received any written or, to the Sellers’ knowledge, unwritten notice that (i) any Governmental Entity or Institutional Review Board has initiated, or threatened to initiate, any clinical hold or other action to suspend any clinical trial or suspend or terminate any IND sponsored by or on behalf of the Sellers or their respective Affiliates, or otherwise restrict the preclinical research on or clinical study of any Product or (ii) to the effect that any protocol is not appropriately designed to support approval of any Products or indications that the ongoing clinical trials are intended to support.

(f) The Sellers and their respective Affiliates have made available to Purchaser (i) true and complete copies of all new drug applications and INDs for the Products, (ii) copies of all material correspondence since [***] to or from any Governmental Entity or Institutional Review Board, and all other material documents concerning communications to or from any Governmental Entity or Institutional Review Board, in each case concerning (A) any Product, (B) Sellers’ or any of their respective Affiliates’ compliance with Law relating to any Product, or (C) the likelihood or timing of approval of any Product; and (iii) all material information in their possession or control concerning the safety, efficacy, side effects or toxicity of any Product (including information and documentation regarding studies, investigations or tests) that has been submitted to a Governmental Entity since [***].

(g) None of the Sellers nor any of their respective Affiliates, nor, to the knowledge of the Sellers, (i) any of their respective officers or employees or (ii) any Third Party, in each case, who has undertaken any activities with respect to the Exploitation of the Products, has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in (A) debarment under 21 U.S.C. Section 335a or any similar Law, or (B) exclusion from participating in any federal health care programs under Section 1128 of the Social Security Act or any similar Law.

(h) None of the Sellers or their respective Affiliates is a party to any corporate integrity agreements, monitoring agreements, consent decrees, settlement orders or similar agreements with or imposed by any Governmental Entity.

4.8 Litigation. There is no Action pending or, to the Sellers’ knowledge, threatened against any of the Sellers or their respective Affiliates with respect to any Product, the Product Business or the Acquired Assets. None of the Sellers or any of their respective Affiliates is a party or, to the knowledge of the Sellers, subject to the provisions of any Court Order with respect to any Product, the Acquired Assets or the Product Business.

4.9 Inventory.

(a) Schedule 4.9(a) of the Seller Disclosure Letter sets forth a listing of the Acquired Inventory in the possession or control of, or otherwise held by or on behalf of, any of the Sellers or their respective Affiliates, as of December 31, 2014. Such inventory as of such date consisted in all material respects of inventory of a quantity and quality sufficient for use and sale in the ordinary course of business, is merchantable and fit for the purpose for which it was produced or manufactured, and none of which was obsolete, subject only to customary reserves for inventory write-downs in the ordinary course of business. The Acquired Inventory was Manufactured in accordance with cGMP and in compliance with the applicable Product Specifications. At the time of transfer to Purchaser, (i) the Acquired Inventory will not be adulterated or misbranded within the meaning of the FDCA, or will be articles which may not, under the provisions of Section 404, 505 or 512 of the FDCA, be introduced into interstate commerce and (ii) the finished Aclidinium Products and Roflumilast Products included in the Acquired Inventory will have a remaining shelf life at Closing of at least twenty-four (24) months and eighteen (18) months, respectively.

(b) Schedule 4.9(b) of the Seller Disclosure Letter sets forth the finished Product inventory levels held by the Sellers’ and their respective Affiliates’ wholesaler customers as of the last day of the month for each of the six (6) months prior to the date of this Agreement, broken out by Product and by month.

(c) Since [***], the Sellers and their respective Affiliates have not (i) materially altered their activities and practices with respect to inventory levels of the Products maintained at the wholesale, chain, institutional or retail levels, including their practices with respect to samples of any Products, or (ii) sold, transferred or given any supplies or samples of any Products to any Third Party except in the ordinary course of business and in a manner that is consistent with past practice.

4.10 Recalls; Product Liability.

(a) Since [***], there has not been any product recall, market withdrawal, replacement or “dear doctor” letter conducted by or on behalf of the Sellers or their respective Affiliates concerning the Products in the Territory or, to the Sellers’ knowledge, any jurisdiction outside of the Territory, or, to the knowledge of the Sellers, any product recall, market withdrawal, replacement or “dear doctor” letter conducted by or on behalf of any Third Party as a result of any alleged defect in any Product.

(b) To the Sellers’ knowledge, there are no (i) defects in design or Manufacture of any Products which would reasonably be expected to adversely affect performance or create an unusual risk of injury to persons or property, in each case, except as described in Product Labeling or (ii) citations, decisions, adjudications or statements by any Governmental Entity in the Territory or consent decrees stating that any Product is defective or unsafe or fails to meet any standards promulgated by any such Governmental Entity.

(c) Since [***], the Products have been Manufactured by Sellers or their respective Affiliates (to the extent applicable) in material compliance with cGMP and in compliance with the applicable Product Specifications and, to the knowledge of the Sellers, by any Third Party on behalf of any Seller or any of their respective Affiliates (to the extent applicable), in compliance in all material respects with cGMP and in compliance with the applicable Product Specifications.

4.11 Taxes. The Sellers have timely paid, or will timely pay, all Taxes required to be paid by them on or before the Closing Date with respect to the Acquired Assets, the non-payment of which would result in an Encumbrance on any Acquired Asset or would result in Purchaser becoming liable or responsible therefor. Nothing in this Section 4.11 is intended to override the allocation of responsibility for Health Care Reform Fees, Transfer Taxes, Apportioned Obligations or VAT set forth in Sections 6.14, 6.16, 6.17 and 6.18.

4.12 Brokers. None of the Sellers has incurred, nor will they incur, directly or indirectly, any Liability for brokers’ or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or the consummation of the transactions contemplated hereby for which Purchaser or its Affiliates will be liable.

4.13 Exclusivity of Representations. SELLERS ACKNOWLEDGE AND AGREE THAT, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE 5, THE ANCILLARY AGREEMENTS TO BE ENTERED INTO AT THE CLOSING AND THE CERTIFICATE DELIVERED BY PURCHASER PURSUANT TO SECTION 3.4(c), PURCHASER HAS MADE NO REPRESENTATION OR WARRANTY WHATSOEVER RELATED TO THE TRANSACTIONS CONTEMPLATED HEREBY AND SELLERS HAVE NOT RELIED ON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 4.16 SHALL, IN ANY WAY LIMIT THE SELLERS’ RIGHTS PURSUANT TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT OR IN ANY ACTION WITH RESPECT TO A CLAIM FOR FRAUD BASED UPON THE REPRESENTATIONS AND WARRANTIES OF PURCHASER, INTENTIONAL MISREPRESENTATION OR WILLFUL MISCONDUCT.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby makes the following representations and warranties to each of the Sellers:

5.1 Organization, Power and Standing. Purchaser is a private limited company duly organized, validly existing and in good standing under the Laws of England and Wales. Purchaser has the requisite entity power and authority to own and operate its business as presently conducted. Purchaser is duly qualified to do business and in good standing in each jurisdiction where the operations of its business requires such qualification, except where the failure to be so qualified or in such good standing would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Purchaser to consummate the transactions contemplated by this Agreement.

5.2 Authority, Non-Contravention, Required Filings.

(a) Each of Purchaser and/or its Affiliates, as applicable, has the requisite entity power and authority to execute and deliver this Agreement, each Execution Date Agreement and each Ancillary Agreement and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, each Execution Date Agreement and each Ancillary Agreement by Purchaser and/or its Affiliates, as applicable, and the performance by Purchaser and/or its Affiliates, as applicable, of its obligations hereunder and thereunder and the consummation by Purchaser and/or its Affiliates, as applicable, of the transactions contemplated hereby and thereby, have been duly authorized by all necessary entity action on the part of Purchaser and/or its Affiliates, as applicable.

(b) This Agreement and each Execution Date Agreement have been duly executed and delivered by Purchaser and/or its Affiliates, as applicable, and constitute valid and binding obligations of each of Purchaser and/or its Affiliates, as applicable, enforceable against it in accordance with their respective terms, and, as of the Closing, each Ancillary Agreement will have been duly executed and delivered by Purchaser and/or its Affiliates, as applicable, and will constitute a valid and binding obligation of each of Purchaser and/or such Affiliates, enforceable against it in accordance with its terms, in each case subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting the enforcement of creditors’ rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at Law).

(c) The execution and delivery of this Agreement and each Execution Date Agreement by Purchaser and/or its Affiliates, as applicable, do not, and the execution and delivery of each Ancillary Agreement as of the Closing, the performance by Purchaser and/or its Affiliates, as applicable, of its obligations hereunder and thereunder and the consummation by Purchaser and/or its Affiliates, as applicable, of the transactions contemplated hereby and thereby will not (i) contravene or conflict with any provision of the Organizational Documents of Purchaser and/or its Affiliates, as applicable, (ii) contravene, conflict with, constitute a breach, violate the terms, conditions or provisions of, or result in a default under, or give to others any rights of termination, amendment, acceleration or cancellation of any contract or agreement to which Purchaser and/or its Affiliates, as applicable, is a party or is otherwise bound, or (iii) assuming compliance with the matters referred to in Section 5.2(d), violate in any respect any provision of any Law to which Purchaser and/or its Affiliates, as applicable, is subject, except, in the case of clause (ii) or (iii) above, for any such breaches, violations, defaults or other occurrences, if any, that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Purchaser to consummate the transactions contemplated by this Agreement.

(d) No permit, consent, waiting period expiration or termination, approval or authorization of, or designation, declaration or filing with, any Governmental Entity on the part of Purchaser or any of its Affiliates is required in connection with the execution or delivery by Purchaser or any of its Affiliates of this Agreement, any Execution Date Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby other than (i) any filings and/or notices under the Competition Laws, (ii) the Purchaser FDA Transfer Letters, and (ii) such permits, consents, approvals, authorizations, designations, declarations or filings the absence of which would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Purchaser to consummate the transactions contemplated hereby or thereby.

5.3 Sufficient Funds Available. Purchaser has, or will have as of the Closing, sufficient funds available to pay the Purchase Price and to perform its obligations to be performed as of the Closing (including payment of the Purchase Price) and to pay the fees and expenses Purchaser incurred in connection with such obligations and the transactions contemplated by this Agreement.

5.4 Brokers. Purchaser has not incurred, nor will it incur, directly or indirectly, any Liability for brokers’ or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or the consummation of the transactions contemplated hereby for which any of the Sellers or their respective Affiliates will be liable.

5.5 Exclusivity of Representations. PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE 4, THE ANCILLARY AGREEMENTS TO BE ENTERED INTO AT THE CLOSING AND THE CERTIFICATE DELIVERED BY FOREST PURSUANT TO SECTION 3.3(b), SELLERS HAVE MADE NO REPRESENTATION OR WARRANTY WHATSOEVER RELATED TO THE TRANSACTIONS CONTEMPLATED HEREBY AND PURCHASER HAS NOT RELIED ON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 5.5 SHALL, IN ANY WAY, LIMIT PURCHASER’S RIGHTS PURSUANT TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT OR IN ANY ACTION WITH RESPECT TO A CLAIM FOR FRAUD BASED UPON THE REPRESENTATIONS AND WARRANTIES OF THE SELLERS, INTENTIONAL MISREPRESENTATION OR WILLFUL MISCONDUCT.

ARTICLE 6

COVENANTS AND AGREEMENTS

6.1 Conduct Prior to Closing.

(a) During the period beginning on the date of this Agreement and ending on the earlier of (x) the Closing Date and (y) the date of termination of this Agreement in accordance with Article 8 (the “Pre-Closing Period”), each of the Sellers shall, and shall cause its Affiliates to, (a) conduct its business with respect to each Product and the Acquired Assets in the ordinary course and in accordance with applicable Law and (b) use commercially reasonable efforts to preserve the Product Business and otherwise maintain the tangible Acquired Assets in good condition. Except as set forth on Schedule 6.1(a) of the Seller Disclosure Letter, the Sellers shall not, and shall cause their respective Affiliates not to, without the consent of Purchaser in writing (not to be unreasonably withheld, conditioned or delayed), do any of the following:

(i) mortgage, lease, pledge or otherwise Encumber any Acquired Assets or sell, transfer, license, lease, permit to lapse or otherwise dispose of any Acquired Assets except for sales of inventory in the ordinary course of business;

(ii) (A) terminate or fail to renew any Acquired Contract, or make any material amendment to or waive any material right or remedy under any such Contract, (B) knowingly take, or fail to take, any action that would constitute a breach, violate the terms, conditions or provisions of, or result in a default under, or give to others any rights of termination, amendment, acceleration or cancellation of any Acquired Contract or (C) enter into any Contract that would be an Acquired Contract;

(iii) (A) abandon, lapse or allow to lapse any Acquired Intellectual Property Rights, (B) fail to make any filings, prosecute in good faith or maintain any Acquired Intellectual Property Rights or (C) grant any license, sublicense or other right with respect to any Acquired Intellectual Property Rights or In-Licensed Intellectual Property, other than in the ordinary course of business;

(iv) vary any inventory practices with respect to any Product (including samples) in a manner inconsistent with the ordinary course of business or fail to produce and maintain inventory levels and amounts consistent with the ordinary course of business;

(v) commence, compromise or settle any Action to the extent related to the Product Business or the Acquired Assets;

(vi) fail to pay any applicable Taxes imposed on the Acquired Assets or with respect to the Product Business as such Taxes become due or payable;

(vii) (A) materially revise or modify any promotional material (including any Labeling) included in the Acquired Regulatory Documentation or (B) add, remove or otherwise alter any references to the Products in any website controlled by any of the Sellers or their respective Affiliates or any of the content of such references in any such website, in each case ((A) and (B)), except as required by a Governmental Entity or as otherwise required by applicable Law;

(viii) terminate or materially modify any ongoing clinical trial (including any post approval study) with respect to any Product, except in the event of a safety concern or as otherwise necessary to comply with any Governmental Entity or applicable Law; or

(ix) agree or commit to do any of the foregoing.

(b) Notification of Certain Matters.

(i) During the Pre-Closing Period, Forest, on behalf of itself and the other Sellers, shall promptly notify Purchaser, and Purchaser shall promptly notify Forest, on behalf of itself and as agent for the other Sellers, of (A) any Action that shall be instituted or threatened (in a writing delivered to such Party) against such Party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement or (B) any Effect of which the Sellers have knowledge that would make the timely satisfaction of any of the conditions set forth in Article 7 of this Agreement impossible or unlikely.

(ii) No notice delivered pursuant to this Section 6.1(b) shall (i) operate to waive or limit any of the rights or remedies of Purchaser hereunder for the matters disclosed therein or (ii) constitute an admission that anything disclosed in such notice is material, or is required to be disclosed pursuant to this Section 6.1(b).

6.2 Access to Information; Confidentiality.

(a) During the Pre-Closing Period, each of the Sellers shall afford Purchaser and its officers, employees, agents, attorneys, consultants, advisors and other representatives (collectively, “Representatives”), continued reasonable access to the employees of the Sellers and/or their respective Affiliates to discuss the Product Business and access to the books, records, documents and other information in the possession or control of any of the Sellers or their respective Affiliates to the extent relating to the Product Business, the Assumed Liabilities or the Acquired Assets; provided, however, that none of the Sellers shall be obligated to provide such information if doing so would (i) based on advice of such Seller’s counsel, create any potential Liability under applicable Laws, including Competition Laws, or would jeopardize the protection of any attorney-client or other legal privilege, or (ii) in the reasonable judgment of such Seller, would (A) result in the disclosure of any trade secrets of Third Parties or (B) violate a Contract or obligation of confidentiality owing to a Third Party; provided, that the applicable Seller uses commercially reasonable efforts to obtain waivers thereof. Purchaser acknowledges and agrees that any information provided to Purchaser or its Representatives pursuant to this Section 6.2(a) or otherwise by or on behalf of any of the Sellers or its Representatives in connection with this Agreement or the transactions contemplated hereby shall be subject to the terms and conditions of the Confidentiality Agreement.

(b) Following the Closing, subject to Section 11.1, all Confidential Information provided by Purchaser, on the one hand, or the Sellers, on the other hand, (or their respective Representatives or Affiliates) (collectively, the “Disclosing Party” with respect to such information) to the Sellers, on the one hand, or Purchaser, on the other hand, (or their respective Representatives or Affiliates) (collectively, the “Receiving Party” with respect to such information) shall be subject to and treated in accordance with the terms of this Section 6.2(a) through Section 6.2(e); provided, that nothing in this Section 6.2(a) through Section 6.2(e) shall be construed as preventing or in any way inhibiting either Party from complying with applicable Law governing activities and obligations undertaken pursuant to this Agreement or any Ancillary Agreement.

(c) From and after the Closing, (i) all Confidential Information obtained by the Sellers (or their respective Affiliates or Representatives) from Purchaser (or its Affiliates or Representatives) and (ii) all Confidential Information to the extent relating to the Product Business, the Acquired Assets and the Assumed Liabilities ((i) and (ii), collectively, the “Purchaser Confidential Information”) shall be deemed to be Confidential Information disclosed by Purchaser to the Sellers for purposes of this Section 6.2 and shall be used by the Sellers solely as required to (A) perform their obligations or exercise or enforce their rights under this Agreement or any Ancillary Agreement or (B) comply with applicable Law (each of (A) and (B), a “Seller Permitted Purpose”), and for no other purpose. For a period of seven (7) years after the Closing Date, the Sellers shall not disclose, or permit the disclosure of, any of the Purchaser Confidential Information to any Person except those Persons to whom such disclosure is necessary in connection with any Seller Permitted Purpose and the Sellers shall not use the Purchaser Confidential Information except in connection with the Seller Permitted Purpose; provided, however, that with respect to any Purchaser Confidential Information that is a Trade Secret, the Sellers shall not disclose, or permit the disclosure of, such information for the period of time that it is considered a Trade Secret under the Uniform Trade Secrets Act or other applicable Law, other than in accordance with Section 6.2(e). The Sellers shall treat, and shall cause their respective Affiliates and the Representatives of the Sellers or any of their respective Affiliates to treat, the Purchaser Confidential Information as confidential, using the same degree of care as the Sellers normally employ to safeguard their own confidential information from unauthorized use or disclosure, but in no event less than a reasonable degree of care.

(d) From and after the Closing, all Confidential Information obtained by Purchaser (or its Affiliates or Representatives) from the Sellers (or their respective Affiliates or Representatives) other than the Purchaser Confidential Information (the “Seller Confidential Information”) shall be used by Purchaser solely as required to (i) perform its obligations or exercise or enforce its rights under this Agreement or any Ancillary Agreement, or (ii) comply with applicable Law (each of (i) and (ii), a “Purchaser Permitted Purpose”), and for no other purpose. For a period of seven (7) years after the Closing Date, Purchaser shall not disclose, or permit the disclosure of, any of the Seller Confidential Information to any Person except those Persons to whom such disclosure is necessary in connection with a Purchaser Permitted Purpose and Purchaser shall not use, or permit the use of, the Seller Confidential Information, except in connection with a Purchaser Permitted Purpose; provided, however, that with respect to any Seller Confidential Information that is a Trade Secret, Purchaser shall not disclose, or permit the disclosure of, such information for the period of time that it is considered a Trade Secret under the Uniform Trade Secrets Act or other applicable Law, other than in accordance with Section 6.2(e). Purchaser shall treat, and will cause its Affiliates and the Representatives of Purchaser or any of its Affiliates to treat, Seller Confidential Information as confidential, using the same degree of care as Purchaser normally employs to safeguard its own confidential information from unauthorized use or disclosure, but in no event less than a reasonable degree of care.

(e) In the event Purchaser, on the one hand, or any of the Sellers, on the other hand, is requested pursuant to, or required by, applicable Law to disclose any of the Sellers’ or Purchaser’s, respectively, Confidential Information (i.e., Seller Confidential Information or Purchaser Confidential Information, as applicable), it will notify the other Party in a timely manner so that such Party may seek a protective order or other appropriate remedy or, in such Party’s sole discretion, waive compliance with the confidentiality provisions of this Agreement. Each Party will cooperate in all reasonable respects in connection with any reasonable actions to be taken for the foregoing purpose. In any event, the Party requested or required to disclose such Confidential Information may furnish it as requested or required pursuant to applicable Law (subject to any such protective order or other appropriate remedy) without liability hereunder, provided that such Party furnishes only that portion of the Confidential Information which such Party is advised by an opinion of its counsel is legally required, and if confidential treatment is available such Party exercises reasonable efforts to obtain reliable assurances that confidential treatment will be accorded such Confidential Information.

6.3 Transfer of Acquired Regulatory Approvals. The Sellers and Purchaser shall establish a mutually acceptable and prompt communication and interaction process to ensure the orderly transfer of the Acquired Regulatory Approvals at the Closing, including the transfer of the Regulatory Documentation comprising or referenced in the Acquired Regulatory Approvals in formats acceptable to Purchaser. Subject to the Transition Services Agreement, each of the Sellers and Purchaser shall use reasonable best efforts to take any actions required by any Governmental Entity necessary to effect the transfer of the Acquired Regulatory Approvals from one or more of the Sellers and/or their respective Affiliates, as applicable, to Purchaser, and shall cooperate with each other in order to effectuate the foregoing transfer of the Acquired Regulatory Approvals. Subject to Section 6.2, each of the Sellers may retain an archival copy of any Acquired Regulatory Approval including supplements and records.

6.4 Third Party Consents. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign or transfer any Acquired Contract or any other Acquired Asset that is not assignable or transferable without the Consent of any Third Party to the extent that such Consent shall not have been obtained prior to the Closing; provided, however, that each of the Sellers shall, and shall cause its Affiliates to, use, both prior to and for twelve (12) months after the Closing Date, commercially reasonable efforts to obtain, and Purchaser shall use its commercially reasonable efforts to assist and cooperate with each of the Sellers in connection therewith, all necessary Consents to the assignment and transfer thereof; provided, further, that (a) none of the Sellers, Purchaser or any of their respective Affiliates shall be required to pay money to any Third Party, commence any litigation or offer or grant any other accommodation (financial or otherwise) to any Third Party in connection with such efforts and (b) to the extent the foregoing shall require any action by any of the Sellers or their respective Affiliates that would, or would continue to, affect any Product or Acquired Asset after the Closing, such action shall require the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed if such limitations are applicable to the underlying consent right of the Sellers or their respective Affiliates). With respect to any Acquired Contract or any other Acquired Asset that is not assigned or transferred to Purchaser at the Closing by reason of this Section 6.4 (a “Nonassigned Asset”), for a period beginning on the Closing Date and ending on the earlier of (i) the time such requisite Consent is obtained and the foregoing is transferred and assigned to Purchaser and (ii) the first anniversary of the Closing Date, each of the Sellers shall, and shall cause its Affiliates to, use commercially reasonable efforts to provide to Purchaser substantially comparable benefits thereof and shall enforce, at the request of and for the benefit of Purchaser, any rights of any of the Sellers or their respective Affiliates arising thereunder against any Third Party, including the right to seek any available remedies or to elect to terminate in accordance with the terms thereof upon the advice of Purchaser. As a condition to a Seller providing Purchaser with the benefits of any Nonassigned Asset, Purchaser shall perform, at the direction of such Seller, the obligations of such Seller or any of its respective Affiliates thereunder or in connection therewith, on a pro-rata basis commensurate with the benefit received by Purchaser under such Nonassigned Asset, as compared with the overall benefit received under such Nonassigned Asset by or on behalf of such Seller or any of its respective Affiliates.

6.5 Governmental Consents.

(a) During the Pre-Closing Period, each of the Parties agrees, subject to Section 6.5(b), to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary for it to do under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, which actions shall include making all required registrations and filings with, and seeking all required approvals of, Governmental Entities and furnishing all information required by applicable Law or requested by such Governmental Entities. Without limiting the foregoing, as soon as reasonably practicable after the date of this Agreement, the Sellers and Purchaser shall make all filings required under the Competition Laws, including preparing and filing with the FTC and the DOJ the notifications required with respect to the transaction contemplated by this Agreement pursuant to the HSR Act, which notifications shall specifically request early termination of the waiting period prescribed by the HSR Act. The Parties shall use their respective commercially reasonable efforts to file such notifications within ten (10) Business Days after the date of this Agreement or, if not filed within that period, as soon thereafter as reasonably practicable (it being understood that only a failure to use commercially reasonable efforts, and not a failure to file within such ten (10) Business Day period or by any subsequent date, shall constitute a breach of this Agreement) and to secure the expiration or termination of any applicable waiting period (including the waiting period under the HSR Act), or obtain the required approval, under any Competition Law.

(b) Subject to appropriate confidentiality protections, protection of attorney-client or other legal privileges, and other applicable Laws relating to the exchange of information, the Sellers will furnish to Purchaser and Purchaser will furnish to Forest (on behalf of the Sellers) such information and assistance as the Sellers or Purchaser, as applicable, may reasonably request in connection with the matters set forth in Section 6.5(a) and will keep the Sellers or Purchaser, as applicable, reasonably informed with respect to any Consent by or sought from any Governmental Entity in connection with this Agreement. All meetings, discussions, contacts, correspondence or filings by or on behalf of any Party with any Governmental Entity in connection with the transactions contemplated hereby (but, for the avoidance of doubt, not including any interactions between any of the Sellers or Purchaser with Governmental Entities in the ordinary course of business or the primary purpose of which relates to one or more other transactions) shall be disclosed to Forest (on behalf of the Sellers) or Purchaser, as applicable, in advance, if legally permissible and practicable and not otherwise attorney-client privileged, it being the intent that the Parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such matters. The Sellers shall give notice to Purchaser and Purchaser shall give notice to the Sellers with respect to any material meeting, discussion, contact, correspondence or filing with any Governmental Entity in connection with the matters set forth in Section 6.5(a), with such notice being sufficient to provide Forest (on behalf of the Sellers) or Purchaser, as applicable, with reasonable opportunity to attend and participate in, or comment on, such meeting, discussion, contact, correspondence or filing. During the Pre-Closing Period, Purchaser shall promptly notify the Sellers and the Sellers shall promptly notify Purchaser in writing of any pending or, to the knowledge of Purchaser or the Sellers, as applicable, threatened Action by any Governmental Entity (i) challenging or seeking material damages in connection with the consummation of the transactions contemplated by this Agreement or (ii) seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement.

(c) Without limiting the foregoing and notwithstanding anything to the contrary set forth herein, Purchaser shall (i) not enter into any transaction that would reasonably be expected to increase the difficultly of obtaining the approval of any Governmental Entity with respect to the transactions contemplated by this Agreement, (ii) use commercially reasonable efforts to (A) prevent the entry of any Court Order and have vacated, lifted, reversed or overturned any Court Order that would prevent, enjoin, prohibit, restrict or delay the consummation of the transactions contemplated by this Agreement and (B) resolve as promptly as reasonably practicable any objections asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement, provided that nothing in this clause (ii) shall be deemed to require Purchaser or any of its Affiliates to agree to take any action that would reasonably be expected to be material and adverse to the (x) Acquired Assets and the Product Business, taken together as a whole or (y) Purchaser’s existing respiratory product franchise.

6.6 Support. Following the Closing, Purchaser and its Affiliates, on the one hand, and the Sellers and their respective Affiliates, on the other hand, shall reasonably cooperate with each other in the defense or settlement of any Liabilities or Actions claimed or commenced by Third Parties involving any Product, the Acquired Assets, the Assumed Liabilities, the Product Business, this Agreement or the Ancillary Agreements, in each case for which Purchaser or the Sellers, as the case may be, has or have responsibility under this Agreement by providing Purchaser and Purchaser’s legal counsel or the Sellers and the Sellers’ legal counsel, as the case may be, reasonable access to employees, records, documents, data, equipment, facilities, products, parts, prototypes and other information primarily related to any Product, the Acquired Assets, the Assumed Liabilities or the Product Business as Purchaser or the Sellers may reasonably request, to the extent maintained or under the possession or control of the requested Party (other than any Actions between Purchaser and its Affiliates, on the one hand, and the Sellers or their respective Affiliates, on the other hand, arising out of the transactions contemplated by this Agreement or the Ancillary Agreements, with respect to which applicable rules of discovery shall apply); provided, however, that such access shall not unreasonably interfere with Purchaser’s or its Affiliates’, or the Sellers’ or their respective Affiliates’, as the case may be, respective businesses; provided, further, that any Party may restrict the foregoing access to the extent that (a) such restriction is required by applicable Law, (b) such access or provision of information would reasonably be expected to result in a violation of confidentiality obligations to a Third Party; provided, that such Party uses commercially reasonable efforts to obtain waivers thereof or (c) disclosure of any such information would be reasonably likely to result in the loss or waiver of the attorney-client or other legal privilege. The requesting Party shall reimburse the other Party or Parties, as the case may be, for reasonable out-of-pocket expenses paid by the other Party or Parties, as the case may be, to Third Parties in performing its or their obligations under this Section 6.6.

6.7 Trade Notification. From the date hereof through the Closing, the Sellers and Purchaser shall cooperate in good faith to agree in writing on the method and content of the notifications to customers and suppliers of the sale of the Acquired Assets to Purchaser hereunder; provided, that the Sellers shall have the sole right to deliver such notifications to customers prior to the Closing. Purchaser (prior to the Closing) and the Sellers (prior to and after the Closing) shall not make any other communications or give any other notices to customers or suppliers relating to the transactions contemplated hereby that are inconsistent with the terms of such written agreement.

6.8 Intellectual Property License. Effective as of the Closing, each of the Sellers, on behalf of itself and its Affiliates, hereby grants to Purchaser and its Affiliates, and Purchaser (on behalf of itself and its Affiliates) hereby accepts (a) an exclusive (except for use by Seller or its Affiliates to perform their respective obligations under the Ancillary Agreements), transferable, sublicensable through multiple tiers, perpetual, irrevocable, fully paid-up and royalty-free right and license to exploit or otherwise use and practice the Seller Licensed IP Rights solely for the Exploitation of Products in the Territory in the manner and to the extent used by the Sellers and their respective Affiliates as of the Closing, and (b) a non-exclusive, transferable, sublicensable through multiple tiers, perpetual, irrevocable, fully paid-up and royalty-free right and license to exploit or otherwise use and practice the Seller Licensed IP Rights solely for the (x) research, development or Manufacture of Products, in each case, within or outside the Territory and (y) Exploitation of Products in the Territory. Purchaser agrees, and agrees to cause its Affiliates, transferees and sublicensees to, maintain and protect the Trade Secrets included in the Seller Licensed IP Rights using at least the same degree of care Purchaser uses to protect its own proprietary information of like nature, but in no case using less than reasonable care appropriate under the circumstances.

6.9 Use of Licensed Names and NDCs.

(a) Subject to and in compliance with the terms and conditions hereof, and effective as of the Closing, each of the Sellers, on behalf of itself and its Affiliates, hereby grants to Purchaser and its Affiliates, and Purchaser (on behalf of itself and its Affiliates) hereby accepts a limited, non-exclusive, non-transferable, non-sublicensable, royalty-free, fully paid-up, right and license to use (i) any Licensed Names and (ii) any NDC of Sellers or their respective Affiliates included in the Labeling for a Product, which Labeling exists as of the Closing, in each case ((i) and (ii)), for a period beginning on the Closing Date and ending on the last day of the Transition Quarter (the “Limited License Period”), in either case, to the extent necessary to allow Purchaser and its Affiliates to Exploit the Products in the Territory after the Closing or in compliance with applicable Law. Notwithstanding the foregoing, Purchaser acknowledges and agrees that the license granted under this Section 6.9 is being granted solely for transitional purposes and, except as otherwise provided in the Supply Agreement, Purchaser shall, and shall cause its Affiliates to, cease any and all use of such NDCs and the Licensed Names included in the Labeling for a Product as soon as reasonably practicable after the Closing Date, but in no event later than the last day of the Limited License Period. To the extent Purchaser or any of its Affiliates is utilizing the license granted by the Sellers in this Section 6.9, Purchaser shall, and shall cause its Affiliates to, adhere to Sellers’ quality standards communicated to Purchaser by Sellers with respect to the nature and quality of the Products and, at the Sellers’ reasonable request, furnish to the Sellers representative samples of the Labeling for any Product and other materials bearing any of the Licensed Names for quality control purposes.

(b) Promptly upon the expiration of the Limited License Period, Purchaser shall, and shall cause its Affiliates to, destroy and dispose of all of the Labeling for a Product in its possession or subject to its control that bears any Licensed Names or NDCs.

(c) Notwithstanding anything to the contrary, in no event shall Purchaser or any of its Affiliates (i) use any Licensed Names or NDCs other than in accordance with the license granted in Section 6.9(a) or in any manner or for any purpose materially different from the use of such Licensed Names or NDCs by the Sellers and their respective Affiliates immediately prior to the Closing to Exploit the applicable Product or (ii) except as set forth in the Supply Agreement, manufacture or produce, or cause or permit any Third Party to manufacture or produce, any new Labeling for a Product or advertising, marketing, sales and promotional materials using or otherwise incorporating any Licensed Names or NDCs in any manner.

(d) Purchaser hereby acknowledges and agrees that one or more of the Sellers and/or their respective Affiliates owns all right, title and interest in and to the Licensed Names and the NDCs, and that all goodwill arising from the use of the Licensed Names and the NDCs will inure exclusively to the benefit of such Seller and/or its Affiliate, and if Purchaser or any of its Affiliates obtains any goodwill, right, title or interest in or to any of the Licensed Names or any of the NDCs, Purchaser hereby irrevocably assigns, and causes each of its Affiliates to irrevocably assign, to the Sellers all such goodwill, rights, title and interests. During the Limited License Period, Purchaser shall not, and shall cause its Affiliates not to, (i) take any action that will reasonably be expected to prejudice the distinctiveness or validity of, or otherwise adversely affect, disparage, dilute or invalidate the Licensed Names or the NDCs or (ii) adopt or use any other Trademark which may be substantially identical, deceptively similar or confusingly similar to the Licensed Names.

6.10 Assistance in Collecting Certain Amounts.

(a) For a period of twelve (12) months after the Closing Date, Purchaser shall use its commercially reasonable efforts to assist, cooperate with and consult with the Sellers and their respective Affiliates, and the Sellers shall consult with Purchaser in connection with the Sellers’ and their respective Affiliates’ (i) collection of all Accounts Receivable related to any Product, including those that are not evidenced by instruments or invoices, existing as of the Closing, and Purchaser shall remit promptly to the Sellers any payments or other sums received by Purchaser that constitute Excluded Assets and (ii) payment of all accounts payable related to any Product, including those that are not evidenced by instruments or invoices, existing as of the Closing. Each of the Sellers shall, and shall cause its Affiliates to, remit promptly to Purchaser any payments or other sums received by any of the Sellers or their respective Affiliates after the Closing and relating to any Product sold by or on behalf of Purchaser after the Closing or that otherwise constitute Acquired Assets.

(b) Payments Under Acquired Contracts.

(i) If any of the Sellers or their respective Affiliates receives any deposit or payment that relates to obligations under any Acquired Contracts to be performed or satisfied after the Closing by Purchaser, then the Sellers shall pay to Purchaser, within twenty (20) Business Days following the Closing Date, an amount equal to the portion of such deposit or payment in advance that relates to such obligations to be performed after the Closing.

(ii) If any of the Sellers or their respective Affiliates receives any good or service under any Acquired Contract or otherwise which is billed to Purchaser after the Closing, Purchaser, at its option, may forward the applicable invoice to Sellers for payment or pay such invoice and, upon request and presentation of reasonable supporting documentation, the Sellers shall reimburse Purchaser for the amount of such payment within twenty (20) Business Days following the date of such request.

(iii) If any of the Sellers or their respective Affiliates makes any deposit or payment prior to the Closing under any Acquired Contract in respect of supplies of goods for the Product Business not received prior to the Closing, Purchaser shall reimburse to such Seller or its Affiliate, within twenty (20) Business Days following the Closing Date, an amount equal to the portion of such deposit or payment that relates to the goods to be received after the Closing by Purchaser.

6.11 Regulatory Documentation and Marketing Records. On the Closing Date, the Sellers shall transfer to Purchaser the [***], in formats acceptable to Purchaser. The Sellers shall deliver [***], in formats acceptable to Purchaser. Notwithstanding anything to the contrary, subject to Section 6.2, each of the Sellers may retain an archival copy of all such Acquired Regulatory Documentation and Acquired Marketing Records to the extent necessary to perform their obligations under the Transition Services Agreement and for regulatory, tax, accounting, or litigation purposes or as otherwise required by Law or any of the Sellers’ or their respective Affiliates’ internal policies for record-keeping purposes.

6.12 Acquired Equipment. Purchaser shall pay or reimburse the Sellers for their reasonable costs to complete the fabrication of the Acquired Equipment, which costs shall not exceed [***]. Within the time frames and in accordance with the technology transfer plan contemplated by the Supply Agreement, the Sellers shall, subject to a customary indemnity agreement relating to real property damage, remove from the Sellers’ premises the Acquired Equipment.

6.13 Post-Closing Responsibility for Products Sold in the Territory. The Parties shall, promptly following the date hereof, negotiate in good faith and agree upon their respective obligations following the Closing relating to (i) the processing and payment of, and financial responsibility for, returns of the Products and chargebacks, rebates and price reductions and (ii) government price reporting, in each case based upon the indicative terms set forth in Exhibit L. From and after the Closing, each of the Parties shall perform their respective obligations set forth in Exhibit L, as finalized in accordance with the prior sentence.

6.14 Health Care Reform Fees. Each Party will be solely responsible for any HCR Fees billed to it which are based on sales of any Product with an NDC of such Party, except that Purchaser will be responsible for any HCR Fees attributable to any sales on or after the Closing Date of Products under Sellers’ NDCs (which also include Sellers’ labeler codes). For the avoidance of doubt, each Seller is responsible for HCR Fees for sales of the Products labeled with such Seller’s NDCs, except as otherwise stated in this Section 6.14, and Purchaser is responsible for HCR Fees for sales of the Products labeled with Purchaser’s NDCs. The Sellers, or their Affiliates, shall invoice Purchaser for HCR Fees, if any, billed to the Sellers or their Affiliates for which Purchaser is responsible under this Section 6.14 following receipt of the final fee invoice, calculation, notice, invoice, judgment, assessment, or similar item from the IRS or any other relevant Governmental Entity which includes such HCR Fees and shall include in such invoice adequate documentation to allow Purchaser to confirm that such HCR Fees were allocated appropriately. Purchaser shall promptly after receipt thereof, and in all events within fifteen (15) days of such receipt, pay such invoice. For the avoidance of doubt, the HCR Fee for a relevant calendar year is the final adjusted HCR Fee calculated using the actual sales from such calendar year.

6.15 Withholding Tax. Purchaser shall not deduct or withhold any Taxes from any amounts payable pursuant to this Agreement unless such deduction or withholding of Taxes is required under applicable Law. If any applicable Law requires the deduction or withholding of any Tax from any such payments, then Purchaser shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Entity in accordance with applicable Law and all amounts so deducted or withheld and paid to the relevant Governmental Entity shall be considered paid to the relevant Seller for all purposes of this Agreement; provided that prior to making any deduction or withholding from any payment under this Agreement, the Purchaser shall provide at least ten (10) days’ prior written notice to the relevant Seller of the amounts subject to deduction or withholding and provide to the Sellers a reasonable opportunity to furnish forms, certificates or other items that would reduce or eliminate such deduction or withholding; provided further that Purchaser shall reasonably cooperate with the Sellers to minimize any such deduction or withholding. As soon as practicable after any deduction or withholding is made, Purchaser shall deliver to the relevant Seller the original or copy of the official receipt issued by the relevant Governmental Entity evidencing such payment or other evidence of such payment reasonably satisfactory to such Seller. This Section 6.15 shall not apply to Transfer Taxes or VAT, which are governed exclusively by Section 6.16 and 6.18.

6.16 Transfer Taxes. Notwithstanding any provision of this Agreement to the contrary, all Transfer Taxes arising in connection with the transactions contemplated under this Agreement shall be borne [***]. Purchaser shall file, or shall cause to be filed, to the extent permitted by applicable Law, all Tax Returns as may be required to comply with the provisions of such Tax Laws relating to Transfer Taxes and shall within thirty (30) days following the expiration of the applicable deadline provide evidence satisfactory to the relevant Seller that such Tax Returns and filings with respect to Transfer Taxes have been duly and timely filed and the relevant Transfer Taxes duly and timely paid. The relevant Sellers shall cooperate with Purchaser in connection with all such filings and shall file those Tax Returns that the Purchaser is not permitted to file. The non-paying Party, or Parties with respect to the Sellers, shall reimburse the paying Party, or Parties with respect to the Sellers, for its or their share of any such Transfer Taxes within ten (10) days of written demand therefor.

6.17 Apportioned Obligations. All real property, personal property and similar ad valorem obligations levied with respect to the Acquired Assets for a taxable period which includes (but does not end on) the Closing Date (collectively, the “Apportioned Obligations”) shall be apportioned between the Sellers and Purchaser based on the number of days of such taxable period ending on the Closing Date (the “Pre-Closing Tax Period”) and the number of days after the Closing Date (such portion of such taxable period, the “Post-Closing Tax Period”). The Sellers, jointly and severally, shall be liable for the proportionate amount of such Apportioned Obligations that is attributable to the Pre-Closing Tax Period, and Purchaser shall be liable for the proportionate amount of such Apportioned Obligations that is attributable to the Post-Closing Tax Period. The non-paying Party, or Parties with respect to the Sellers, shall reimburse the paying Party, or Parties with respect to the Sellers, for its or their share of any such Apportioned Obligations within ten (10) days of written demand therefor.

6.18 VAT. All consideration specified for supplies of goods or services made, or deemed to be made, under this Agreement shall be exclusive of any and all applicable VAT. With respect to each such supply of goods or services, the party hereto that makes such supply (or whose Affiliate makes such supply) (the “Supply Provider”) shall provide, or cause its Affiliate making such supply to provide, to the party hereto that receives such supply (or whose

Affiliate receives such supply) (the “Supply Recipient”), or to the Affiliate of the Supply Recipient receiving such supply, a properly completed and executed VAT invoice (or other valid and customary VAT documentation) with respect to the relevant supply of goods or services, promptly and in accordance with applicable Law. After the receipt of such invoice or documentation, the Supply Recipient shall pay, or cause its Affiliate receiving such supply to pay, to the Supply Provider or its Affiliate making such supply, in addition to the specified consideration, all VAT required under applicable Law to be charged by the Supply Provider or its Affiliate in relation to such supply, in accordance with applicable Law (but in no event later than the tenth Business Day after such receipt). If any payment made by one Party to another Party pursuant to this Agreement is deemed by the Excise Tax Act (Canada) to include VAT, the amount of such payment shall be increased accordingly.

6.19 Wrong Pockets. Until the first anniversary of the Closing Date, if either Purchaser, on the one hand, or the Sellers, on the other hand, becomes aware that any of the Acquired Assets has not been transferred to Purchaser or its Affiliate or that any of the Excluded Assets has been transferred to Purchaser or its Affiliate (other than as contemplated in the Ancillary Agreements), Purchaser or the Sellers, as applicable, shall promptly notify the other and the Parties shall, as soon as reasonably practicable, ensure that such property is transferred, with any necessary prior Third Party consent or approval, to (a) Purchaser or its applicable Affiliate, in the case of any Acquired Asset which was not transferred to Purchaser at the Closing; or (b) the applicable Seller, in the case of any Excluded Asset which was transferred to Purchaser at the Closing.

6.20 Non-Compete; Termination of Discussions.

(a) The Sellers covenant and agree that, until [***], they shall not, and they shall cause their respective Affiliates (collectively, the “Non-Competition Parties”) not to, directly or indirectly, engage in (including by granting any license, sublicense, right to distribute, right of reference or covenant not to sue to any Third Party to engage in), a Competing Activity; provided, however, that the foregoing shall not [***].

(b) The Sellers shall, and shall cause their respective Affiliates and Representatives to, immediately cease and cause to be terminated, all discussions or negotiations with any Persons conducted heretofore with respect to a Competing Transaction and terminate any access of any such Person to the electronic data room maintained by the Sellers and issue instructions to such Persons (in accordance, if applicable, with the terms and conditions of any confidentiality agreement between the Sellers or any of their respective Affiliates, on the one hand, and such Person, on the other hand) to promptly return or destroy any of the Sellers’ or their respective Affiliates’ confidential information. Until the earlier of the Closing or and such time as this Agreement is terminated in accordance with Article 8, the Sellers shall promptly notify Purchaser in writing of any Competing Transaction, any request for information with respect to any Competing Transaction, or any written inquiry, proposal or offer with respect to a Competing Transaction.

6.21 Negotiation and Completion of Ancillary Agreements. Promptly following the date hereof, the Parties shall negotiate in good faith and use commercially reasonable efforts to:

(a) finalize the Transition Services Agreement and the Supply Agreements and the schedules and exhibits relating to each of the foregoing prior to the Closing; and

(b) agree on the form of a pharmacovigilance agreement, to be dated as of the Closing, setting forth the Parties’ responsibilities for, among other things, (i) handling of the global safety database for the Products, (ii) reporting and related processes and (iii) adverse event reporting obligations (the “Pharmacovigilance Agreement”).

6.22 Certain Agreements. The Parties hereby agree to the matters set forth on Exhibit M.

6.23 Aclidinium Canada Matters. The Parties hereby agree to the matters set forth on Exhibit N.

ARTICLE 7

CONDITIONS

7.1 Conditions to the Obligation of the Parties. The respective obligations of the Parties hereunder to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived, to the extent legally permissible, in writing in whole or in part by the Parties in their sole discretion).

(a) Government Consents. Any Consents from Governmental Entities necessary for the consummation of the transactions contemplated hereby shall have been obtained, or the waiting periods (and any extensions thereof) under any applicable Competition Laws shall have expired or been terminated.

(b) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law or Court Order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the transactions contemplated by this Agreement or by the Ancillary Agreements illegal or otherwise enjoining or prohibiting the consummation of such transactions.

(c) No Litigation. No action, suit or proceeding seeking to prohibit, enjoin or make illegal the consummation of the transactions contemplated by this Agreement shall have been initiated by a Governmental Entity.

(d) Aclidinium Novation and Consent Agreement. The Aclidinium Novation and Consent Agreement shall be in full force and effect.

7.2 Conditions to the Obligations of Purchaser. The obligations of Purchaser hereunder to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in writing in whole or in part by Purchaser in its sole discretion).

(a) Representations and Warranties. (i) Each of the representations and warranties of the Sellers in Article 4, other than the Fundamental Representations in Article 4, shall be true and correct (without giving effect to materiality, Material Adverse Effect or any similar qualification contained therein) as of the Closing as if made at such time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), unless the failure of any such representations and warranties to be true and correct would not have, individually or in the aggregate, a Material Adverse Effect, and (ii) each Fundamental Representation in Article 4 shall be true and correct (without giving effect to materiality, Material Adverse Effect or any similar qualification contained therein) in all material respects as of the Closing as if made at such time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date).

(b) Covenants. The covenants and agreements contained in this Agreement to be complied with by the Sellers on or before the Closing shall have been complied with in all material respects.

(c) No Material Adverse Effect. Since the date of this Agreement, no Material Adverse Effect shall have occurred.

(d) Closing Deliveries. The Sellers shall have delivered to Purchaser each of the items listed in Section 3.3.

7.3 Conditions to the Obligations of the Sellers. The obligations of the Sellers hereunder to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in writing in whole or in part by the Sellers in their sole discretion):

(a) Representations and Warranties. (i) Each of the representations and warranties of Purchaser in Article 5, other than the Fundamental Representations in Article 5, shall be true and correct (without giving effect to materiality or any similar qualification contained therein) as of the Closing as if made at such time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), unless the failure of any such representations and warranties to be true and correct would not, individually or in the aggregate, prevent or materially delay the ability of Purchaser to consummate the transactions contemplated by this Agreement, and (ii) each Fundamental Representation in Article 5 shall be true and correct in all material respects (without giving effect to materiality or any similar qualification contained therein) as of the Closing as if made at such time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date).

(b) Covenants. The covenants and agreements contained in this Agreement to be complied with by Purchaser on or before the Closing shall have been complied with in all material respects.

(c) Closing Deliveries. Purchaser shall have delivered to the Sellers each of the items listed in Section 3.4.

ARTICLE 8

TERMINATION

8.1 Termination.

(a) Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Closing:

(i) by mutual written consent of Forest (on behalf of itself and the other Sellers), on the one hand, and Purchaser, on the other hand;

(ii) by Purchaser if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Sellers set forth in this Agreement shall have occurred that would cause any of the conditions set forth in Section 7.2 not to be satisfied, and such breach is incapable of being cured within thirty (30) days following Purchaser’s delivery of notice to Forest (on behalf of itself and the other Sellers) of such breach or failure to perform, provided that Purchaser may terminate this Agreement pursuant to this clause (ii) only if, at the time of termination, Purchaser is not in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement;

(iii) by Forest (on behalf of itself and the other Sellers) if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Purchaser set forth in this Agreement shall have occurred that would cause any of the conditions set forth in Section 7.3 not to be satisfied, and such breach is incapable of being cured within thirty (30) days following Forest’s delivery of notice to Purchaser of such breach or failure to perform, provided that Forest (on behalf of itself and the other Sellers) may terminate this Agreement pursuant to this clause (iii) only if, at the time of termination, Sellers are not in material breach of any of their representations, warranties, covenants or agreements contained in this Agreement;

(iv) by either Forest (on behalf of itself and the other Sellers) or Purchaser if any Governmental Entity shall have issued a Court Order or taken any other Action enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such Court Order or other Action shall have become final and non-appealable; or

(v) by either Forest (on behalf of itself and the other Sellers) or Purchaser if the Closing does not occur on or prior to September 30, 2015 (the “Termination Date”); provided that Forest, on the one hand, and Purchaser, on the other hand, may terminate this Agreement pursuant to this clause (v) only if, at the time of termination, the Sellers or Purchaser (as the case may be) are or is (as the case may be) not in material breach of any of their (in the case of Sellers) or its (in the case of Purchaser) representations, warranties, covenants or agreements contained in this Agreement.

(b) In the event of termination by a Party pursuant to Section 8.1, written notice thereof shall forthwith be given to Purchaser (in the case of termination by the Sellers) or Forest (on behalf of the Sellers) (in the case of termination by Purchaser) and the transactions contemplated by this Agreement shall be terminated, without further action by any Party.

8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, any obligation to complete the Closing or the other transactions contemplated by this Agreement shall terminate and this Agreement forthwith shall become void and there shall be no Liability on the part of any Party except that Sections 6.2(a) through (e), 6.22, 6.23, 11.1 and 11.7 shall survive any termination of this Agreement. Nothing herein shall relieve any Party from Liability for any material breach of this Agreement occurring prior to such termination.

8.3 Withdrawal of Certain Filings. As soon as practicable following a termination of this Agreement for any reason, but in no event later than thirty (30) days after such termination, Purchaser or the Sellers shall, to the extent practicable, withdraw all filings, applications and other submissions relating to the transactions contemplated by this Agreement filed or submitted by or on behalf of Purchaser or the Sellers, as applicable, with any Governmental Entity or other Person.

ARTICLE 9

INDEMNIFICATION AND SURVIVAL

9.1 Survival.

(a) The representations and warranties made by the Sellers in this Agreement (other than the Fundamental Representations) shall survive the Closing until the date that is [***] after the Closing Date (the “General Survival Period”). The Fundamental Representations and the representations and warranties in Section 4.11 shall survive the Closing indefinitely or, if applicable, until the date that is sixty (60) days after the expiration of the applicable statute of limitations. The covenants and agreements to be performed by or on behalf of a Party prior to the Closing shall survive the Closing until the expiration of the General Survival Period. The covenants and agreements that by their terms are to be performed by or on behalf of a Party after the Closing shall survive until the date that such covenants and agreements are fully performed.

(b) The termination of the representations, warranties, covenants and agreements provided herein shall not affect the rights of a Party in respect of any Claim made by such Party in a writing and received by Purchaser (in the case of a Claim made by the Sellers) or the Sellers (in the case of a Claim made by Purchaser) prior to the expiration of the applicable survival period.

9.2 Indemnification.

(a) Subject in all cases to the limits on indemnification in this Article 9, following the Closing, the Sellers, jointly and severally, shall indemnify and hold harmless Purchaser, its Affiliates and each of their respective officers, directors, employees and agents (collectively, “Purchaser Indemnified Parties”) from and against, and compensate and reimburse the Purchaser Indemnified Parties for, any and all Damages incurred by any such Purchaser Indemnified Party that arise out of or result from (i) the breach of any representation or warranty of the Sellers contained in this Agreement or in any certificate delivered by any Seller pursuant to this Agreement (without giving effect to any “Material Adverse Effect” or other materiality threshold or qualifier contained therein for purposes of determining the amount of any Damages with respect thereto, but not for purposes of determining whether any such breach has occurred), (ii) the breach of any covenant or agreement of the Sellers contained in this Agreement or (iii) the Excluded Liabilities.

(b) Subject in all cases to the limits on indemnification in this Article 9, following the Closing, Purchaser shall indemnify and hold harmless each of the Sellers, its Affiliates and each of their respective officers, directors, employees and agents (collectively, “Seller Indemnified Parties” and, together with Purchaser Indemnified Parties, “Indemnified Parties”) from and against, and compensate and reimburse the Seller Indemnified Parties for, any and all Damages incurred by any such Seller Indemnified Party that arise out of or result from (i) the breach of any representation or warranty of Purchaser contained in this Agreement or in any certificate delivered by Purchaser pursuant to this Agreement (without giving effect to any materiality threshold or qualifier contained therein for purposes of determining the amount of any Damages with respect thereto, but not for purposes of determining whether any such breach has occurred), (ii) the breach of any covenant or agreement of Purchaser contained in this Agreement or (iii) the Assumed Liabilities.

9.3 Limitations on Indemnification.

(a) Notwithstanding anything to the contrary in this Agreement, the Sellers shall not be liable to the Purchaser Indemnified Parties in respect of any Damages incurred or suffered by such Purchaser Indemnified Party (i) in respect of claims under Section 9.2(a)(i) that is not a Qualifying Loss and (ii) until such time as the aggregate amount of all Damages claimed by the Purchaser Indemnified Parties under Section 9.2(a)(i) (other than with respect to Fundamental Representations, as to which this limitation shall not apply) exceeds an aggregate amount equal to [***], and then only for such Qualifying Losses in excess of [***]. The aggregate liability of Sellers in respect of claims for indemnification pursuant to Section 9.2(a)(i) (x) shall not exceed [***] (the “Indemnification Cap”) in respect of all representations and warranties other than Fundamental Representations and (y) shall not exceed the aggregate amount of the Purchase Price in respect of the Fundamental Representations.

(b) Notwithstanding anything to the contrary in this Agreement, Purchaser shall not be liable to the Seller Indemnified Parties in respect of any Damages incurred or suffered by such Seller Indemnified Party (i) in respect of claims under Section 9.2(b)(i) that is not a Qualifying Loss and (ii) until such time as the aggregate amount of Damages claimed by the Seller Indemnified Parties under Section 9.2(b)(i) (other than with respect to Fundamental Representations, as to which this limitation shall not apply) exceeds an aggregate amount equal to [***], and then only for such Qualifying Losses in excess of [***]. The aggregate liability of Purchaser in respect of claims for indemnification pursuant to Section 9.2(b)(i) (x) shall not exceed the Indemnification Cap in respect of all representations and warranties other than Fundamental Representations and (y) shall not exceed the aggregate amount of the Purchaser Price in respect of the Fundamental Representations.

(c) With respect to each indemnification obligation in this Agreement: (i) each such obligation shall be calculated net of any net Tax benefit actually realized in the year of loss or the [***] succeeding taxable years; (ii) all Damages shall be net of any insurance proceeds actually received by the Indemnified Party from a bona fide Third Party insurer, net of costs reasonably incurred by the Indemnified Party in seeking such collection and any increase in premiums as a result of the associated claim (“Eligible Insurance Proceeds”), to the extent that the Damages paid by the Indemnifying Party under this Article 9 in respect of the indemnification claim fully compensate the Indemnified Party for all Damages suffered in connection with such claim; (iii) in no event shall an Indemnifying Party have liability to the Indemnified Party for any consequential, special, incidental, indirect or punitive damages, except if and to the extent any such damages are payable by an Indemnified Party pursuant to a Third Party Claim; and (iv) all payments made by an Indemnifying Party to an Indemnified Party in respect of any claim pursuant to Section 9.2 shall be treated as adjustments to the Purchase Price for Tax purposes.

(d) In any case where an Indemnified Party recovers from a Third Party any Eligible Insurance Proceeds and/or any other amount in respect of any Damages for which an Indemnifying Party has actually paid or reimbursed such Indemnified Party pursuant to this Article 9, such Indemnified Party shall promptly pay over to the Indemnifying Party such Eligible Insurance Proceeds and/or the amount so recovered (after deducting therefrom the amount of expenses incurred by it in procuring such recovery), but not in excess of the sum of (i) any amount previously paid by the Indemnifying Party to or on behalf of the Indemnified Party in respect of such claim and (ii) any amount expended by the Indemnifying Party in pursuing or defending any claim arising out of such matter.

9.4 Sole and Exclusive Remedy. Following the Closing, recovery pursuant to Section 9.2 and Exhibit N shall be the sole and exclusive remedy of the Indemnified Parties for any and all Damages related to this Agreement or the transactions contemplated hereby; provided, that nothing herein shall limit in any way any such party’s remedies in respect of actual fraud in connection with this Agreement or the transactions contemplated hereby. This Section 9.4 shall not affect any Party’s ability to exercise any rights or remedies available to such Party under any Ancillary Agreement with respect to claims arising under such Ancillary Agreement.

9.5 Procedure for Claims. If a claim for indemnification pursuant to Section 9.2 (a “Claim”) is to be made by an Indemnified Party entitled to indemnification hereunder, the Indemnified Party claiming indemnification shall give written notice to the other Party (the “Indemnifying Party”) reasonably promptly after the Indemnified Party becomes aware of any fact, condition or event that may give rise to Damages for which indemnification may be sought under Section 9.2, or receipt by the Indemnified Party of notice of a claim involving the assertion of a claim by a Third Party that may give rise to Damages for which indemnification may be sought under Section 9.2 (whether pursuant to a lawsuit, other legal action or otherwise, a “Third Party Claim”). The failure of any Indemnified Party to give timely notice hereunder shall not affect its rights to indemnification hereunder, except and only to the extent that the Indemnifying Party suffers damage caused by such failure. The Indemnifying Party shall have thirty (30) days (or such lesser number of days set forth in the notice as may be required by court proceeding in the event of a litigated matter) after receipt of the notice to notify the Indemnified Party that it desires to defend the Indemnified Party against such Third Party Claim; provided, that the Indemnifying Party shall not be entitled to defend any Third Party Claim that seeks remedies other than money damages without the written agreement of the Indemnified Party. In the case of a Third Party Claim, the party conducting the defense (the “Defending Party”) shall determine and conduct the defense, compromise or settlement of such Third Party Claim and (i) the other party (the “Non-Defending Party”) shall make available to the Defending Party any documents and materials in its or its Affiliates’ possession or control that may be necessary to the defense of such Third Party Claim (provided, that the Non-Defending Party shall not be required to furnish any such documents or materials which would (in the reasonable judgment of such party upon advice of counsel) be reasonably likely to (A) constitute a waiver of the attorney-client or other privilege held by such party or any of its Affiliates, (B) violate any applicable Laws, or (C) breach any agreement of such party or any of its Affiliates with any Third Party; provided, that such Non-Defending Party shall use reasonable best efforts to obtain any required consents and take such other reasonable action (such as the entry into a joint defense agreement or other arrangement to avoid loss of attorney-client privilege) to permit such disclosure) and (ii) the Defending Party shall keep the Non-Defending Party reasonably informed of all material developments and events relating to such Third Party Claim. The Non-Defending Party, at its sole option and expense, may participate in any defense and investigation of such Third Party Claim or settlement negotiations with respect to such Third Party Claim; provided that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such Third Party Claim, the reasonable fees and expenses of counsel to the Indemnified Party solely in connection therewith shall be considered “Damages” for purposes of this Agreement; provided, further, that in no event shall the Indemnifying Party be responsible for the fees and expenses of more than one (1) counsel for all Indemnified Parties. Except with the written consent of the Non-Defending Party (not to be unreasonably withheld, conditioned or delayed), the Defending Party shall not, in the defense of a Third Party Claim, consent to the entry of any judgment or enter into any compromise or settlement (1) which does not include as an unconditional term thereof the giving to the Indemnified Party by the Third Party of a release from all liability with respect to such suit, claim, action, or proceeding; (2) unless there is no finding or admission of (A) any violation of Law by the Indemnified Party (or any Affiliate thereof), (B) any Liability on the part of the Indemnified Party (or any Affiliate thereof) not indemnified hereunder or (C) any violation of the rights of any Person and no effect on any other claims of a similar nature that may be made by the same Third Party against the Indemnified Party (or any Affiliate thereof); or (iii) which exceeds the Indemnification Cap. With respect to Claims other than Third Party Claims, after the giving of any notice of a Claim pursuant to this Section 9.5, the amount of indemnification to which an Indemnified Party shall be entitled under this Article 9 shall be determined: (I) by the written agreement between the Indemnified Party and the Indemnifying Party; (II) in accordance with Section 11.7; or (III) by any other means to which the Indemnified Party and the Indemnifying Party shall agree.

9.6 Setoff Rights. Purchaser shall have the right to setoff of any amounts due and payable, or any Liabilities arising, under this Agreement or any Ancillary Agreement against any Net Sales Royalties due and payable under this Agreement.

ARTICLE 10

PARENT GUARANTEE

10.1 Representations and Warranties of Seller Parent. Seller Parent represents and warrants to Purchaser as of the date hereof as follows:

(a) Organization and Qualification of Seller Parent. Seller Parent is a public limited company duly organized, validly existing and in good standing under the Laws of Ireland.

(b) Authority of Seller Parent. Seller Parent has the requisite company power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Seller Parent of this Agreement, the performance by Seller Parent of its obligations hereunder and the consummation by Seller Parent of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Seller Parent. This Agreement has been duly executed and delivered by Seller Parent, and this Agreement constitutes a valid and binding obligation of Seller Parent enforceable against Seller Parent in accordance with its terms, in each case subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting the enforcement of creditors’ rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at Law).

(c) No Conflicts; Consents. The execution and delivery of this Agreement by Seller Parent and the performance by Seller Parent of its obligations hereunder and the consummation by Seller Parent of the transactions contemplated hereby, will not: (i) contravene or conflict with any provision of the Organizational Documents of Seller Parent, (ii) contravene, conflict with, constitute a breach, violate the terms, conditions or provisions of, or result in a default under, or give to others any rights of termination, amendment, acceleration or cancellation of any contract or agreement to which Seller Parent is a party or is otherwise bound, or (iii) violate in any respect any provision of any Law to which Seller Parent is subject.

10.2 Seller Parent Guarantee.

(a) Seller Parent hereby irrevocably, absolutely and unconditionally guarantees (x) the full and punctual payment of any amount or amounts due and payable by the Sellers under this Agreement, including those contained in Article 9, and under each Ancillary Agreement to which any Seller or any of their respective Affiliates is a party, and (y) the timely satisfaction and performance of all of the Sellers’ and their respective Affiliates’ covenants, agreements and obligations contained in this Agreement and each Ancillary Agreement to which any Seller or any of their Affiliates is a party, in each case, subject to the conditions hereunder and thereunder ((x) and (y), collectively, the “Obligations”). Upon any failure by any Seller or any of their respective Affiliates to pay punctually any such amount referred to in the foregoing clause (x), Seller Parent shall forthwith on written demand of Purchaser pay the amount not so paid; provided, however that any and all defenses or counterclaims available to the Sellers or their applicable Affiliates shall also be available to Seller Parent.

(b) Purchaser and any of its Affiliates that are party to any Ancillary Agreement shall not be obligated to file any claim relating to the Obligations in the event that the Sellers become subject to any insolvency, bankruptcy, reorganization or other similar proceeding affecting a Seller or any Affiliate of any Seller, and the failure of Purchaser or any of its Affiliates to so file shall not affect Seller Parent’s obligations hereunder. In the event that any payment to Purchaser or its Affiliates in respect of the Obligations is rescinded or must otherwise be returned for any reason whatsoever, Seller Parent shall remain liable hereunder with respect to the Obligations as if such payment had not been made. This is an unconditional guarantee of payment and not of collectibility.

(c) To the fullest extent permitted by Law, Seller Parent hereby expressly waives any and all rights or defenses arising by reason of any Law which would otherwise require any election of remedies by a Purchaser or its Affiliates. Seller Parent waives promptness, diligence, notice of the acceptance of the guarantee provided in this Section 10.2 and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the incurrence of any Obligations and all other notices of any kind, all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar Law now or hereafter in effect, any right to require the marshalling of assets of the Sellers or any other Person interested in the transactions contemplated by this Agreement and the Ancillary Agreements, and all suretyship defenses generally.

ARTICLE 11

MISCELLANEOUS

11.1 Public Announcements. No Party shall issue or make any public announcement, press release or other public disclosure regarding this Agreement or the transactions contemplated hereby without the prior approval of Forest (in the case of Purchaser) or Purchaser (in the case of any Seller), which approval shall not be unreasonably withheld, conditioned or delayed, except for any such disclosure that is, in the opinion of the disclosing Party’s counsel, required by applicable Law or the rules of a stock exchange on which the securities of the disclosing Party are listed. If a Party is, in the opinion of its counsel, required by applicable Law or the rules of a stock exchange on which its securities are listed to make a public disclosure, such Party shall submit the proposed disclosure in writing as far in advance of the disclosure as practicable, to Forest (with respect to Purchaser) and Purchaser (with respect to any Seller) and provide Forest or Purchaser, as the case may be, a reasonable opportunity to comment thereon. The disclosing Party shall consider in good faith any comments provided by the reviewing Party or Parties. The contents of any public announcement, press release or other public disclosure that has been reviewed and approved or that is consistent with the foregoing may then be re-released by any Party. Notwithstanding the foregoing, without a requirement for advance notice or re-approval, Purchaser, on the one hand, and the Seller, on the other hand, may, following the date hereof, make internal announcements to their respective employees and Affiliates or public announcements, in each case, that are consistent with a communications plan agreed upon by the Parties. From and after the Closing, the foregoing restrictions in this Section 11.1 shall not apply to Purchaser.

11.2 Expenses. Whether or not the transactions contemplated hereby are consummated and, except as otherwise specified herein or in any Ancillary Agreement, each Party shall bear its own expenses with respect to the transactions contemplated by this Agreement.

11.3 Notices. Unless otherwise specified herein, all notices required or permitted to be given under this Agreement shall be in writing, shall refer specifically to this Agreement and shall be delivered personally, sent by a nationally recognized overnight courier service, or transmitted by facsimile, and shall be deemed to be effective upon receipt. Any such notices shall be addressed to the receiving Party at such Party’s address, or fax number set forth below, or at such other address, or fax number as may from time to time be furnished by similar notice by the Sellers, on the one hand, or Purchaser, on the other hand:

If to the Sellers or Seller Parent:

Actavis plc
Morris Corporate Center III
400 Interpace Parkway
Parsippany, NJ 07054
Attention: Chief Legal Officer
Facsimile: [***]

With a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022
Attn: Andrew L. Bab
Fax: (212) 521-7323

If to Purchaser:

AstraZeneca UK Ltd.
2 Kingdom Street
London
W2 6BD
United Kingdom
Attn: Company Secretary
Fax: [***]

With a copy (which shall not constitute notice) to:

Covington & Burling LLP
One CityCenter, 850 Tenth Street N.W.
Washington, DC 20001
Attn: Catherine J. Dargan Michael J. Riella
Fax: (202) 662-6291

11.4 Entire Agreement; Modification. This Agreement (including all Schedules, Exhibits and attachments hereto), the Execution Date Agreements, the Ancillary Agreements, the Confidentiality Agreement (which shall terminate at the Closing) and the other agreements, certificates and documents delivered in connection herewith or therewith or otherwise in connection with the transactions contemplated hereby and thereby, contain the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede all previous agreements, negotiations, commitments and writings between the Parties with respect to the subject matter hereof and thereof. In the event of any inconsistency between this Agreement and any Schedules hereto or any certificate delivered in connection herewith, the terms of this Agreement shall govern. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by all Parties.

11.5 Severability. If any provision of this Agreement or any other document delivered under this Agreement is prohibited or unenforceable in any jurisdiction, it shall be ineffective in such jurisdiction only to the extent of such prohibition or unenforceability, and such prohibition or unenforceability shall not invalidate the balance of such provision to the extent it is not prohibited or unenforceable nor the remaining provisions hereof, nor render unenforceable such provision in any other jurisdiction, unless the effect of rendering such provision ineffective would be to substantially deviate from the expectations and intent of the Parties in entering into this Agreement. In the event any provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the Parties shall use reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes hereof.

11.6 No Waiver; Cumulative Remedies. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no failure or delay on the part of the Sellers, on the one hand, and Purchaser, on the other hand, in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. No waiver of any provision hereof shall be effective unless the same shall be in writing and signed by the Party giving such waiver. The remedies herein provided are cumulative and not exclusive of any remedies provided by applicable Law except as expressly set forth herein.

11.7 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial. This Agreement (other than Exhibit N), and any dispute arising out of, relating to or in connection with this Agreement (other than Exhibit N) shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the substantive Laws of any jurisdiction other than the State of Delaware. Subject to Exhibit N, each Party hereto (i) consents to submit itself to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, solely if such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware (the “Chosen Courts”), with respect to any dispute arising out of, relating to or in connection with this Agreement or any transaction contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it will not bring any action arising out of, relating to or in connection with this Agreement, the Ancillary Agreements or any transaction contemplated by this Agreement, in any court other than any such court (other than appeals from the Chosen Courts). The Parties irrevocably and unconditionally waive any objection to the laying of venue of any Action arising out of this Agreement or the transactions contemplated hereby in the Chosen Courts, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum. Each Party hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 11.3 shall be effective service of process for any proceeding arising out of, relating to or in connection with this Agreement or the transactions contemplated hereby. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY.

11.8 Counterparts. This Agreement and any amendment or supplement hereto may be executed in any number of counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. This Agreement shall become binding when any number of counterparts, individually or taken together, shall bear the signatures of all Parties. This Agreement may be executed and delivered by facsimile or any other electronic means, including “.pdf” or “.tiff” files, and any facsimile or electronic signature shall constitute an original for all purposes.

11.9 Assignments. None of the Parties shall be permitted to assign this Agreement or any of its rights or obligations under this Agreement without Forest’s (in the case of Purchaser) or Purchaser’s (in the case of the Sellers) express, prior written consent, except that each Party may assign this Agreement or any of its rights hereunder, in whole or in part, to an Affiliate without the other Parties’ consent; provided, that no such assignment shall relieve such Party of any of its obligations under this Agreement and no such assignment shall result in an increase in Transfer Taxes or withholding (or similar Taxes) on payments to the Sellers hereunder. Any such purported assignment or sublicense in violation of this Agreement shall be null and void ab initio.

11.10 Reservation of Rights; No Implied Licenses. All rights in or to Intellectual Property not expressly assigned, licensed, covenanted or otherwise conveyed to Purchaser under this Agreement are reserved by the Sellers and their respective Affiliates. Nothing contained in this Agreement shall be construed as conferring any rights by implication, estoppel or otherwise, under any Intellectual Property, other than the rights expressly granted under this Agreement.

11.11 No Third Party Beneficiaries. Except as otherwise expressly provided in Sections 6.8, 9.2(a) or Section 9.2(b), this Agreement is for the sole benefit of the Parties and their permitted assigns and nothing herein, express or implied, shall give or be construed to give to any Person, other than the Parties and such permitted assigns, any legal or equitable rights hereunder.

11.12 Further Assurances. Subject to the terms and conditions of this Agreement, at any time or from time to time after the execution of this Agreement, each of the Parties, at its own expense, shall execute and deliver such instruments of transfer, provide such materials and information and take such other actions as may reasonably be necessary, proper or advisable, to the extent permitted by Law, to fulfill its obligations under this Agreement.

11.13 Equitable Relief. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. Each Party hereby waives (a) any requirement that the other Parties post a bond or other security as a condition for obtaining any such relief, and (b) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate.

(Signature Page Follows)

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the authorized officers of Purchaser and the Sellers as of the date first above written.

FOREST LABORATORIES, LLC

By:	/s/ Sigurd Kirk
Name: Sigurd Kirk
Title: Senior Vice President, Corporate Business Development

FOREST LABORATORIES HOLDINGS LIMITED

By:	/s/ Robert Bailey
Name: Robert Bailey
Title: Authorized Signatory

FOREST LABORATORIES CANADA INC.

By:	/s/ Robert Bailey
Name: Robert Bailey
Title: Secretary

ASTRAZENECA UK LIMITED

By:	/s/ Adrian Kemp
Name: Adrian Kemp
Title: Company Secretary

ACTAVIS PLC

By:	/s/ Sigurd Kirk
Name: Sigurd Kirk
Title: Senior Vice President, Corporate Business Development

[Signature Page to Asset Purchase Agreement]